UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMERCIAL METALS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 3, 2012

The annual meeting of stockholders (the “Annual Meeting”) of Commercial Metals Company, a Delaware corporation (“Commercial Metals Company” or the “Company” or “we”), will be held in Feldman Hall at the Company’s headquarters at 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039, on February 3, 2012, at 9:00 a.m., Central Standard Time. If you are planning to attend the Annual Meeting in person, please follow the instructions as outlined on the accompanying WHITE Proxy Card. Directions to the Annual Meeting are included at the end of the accompanying proxy statement.

The Annual Meeting will be held for the following purposes:

(1) To elect three persons to serve as directors until the 2015 annual meeting of stockholders and until their successors are elected;

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2012;

(3) To hold an advisory vote on executive compensation;

(4) To hold an advisory vote on the frequency of future advisory votes on executive compensation;

(5) To vote on a proposal from High River Limited Partnership and certain of its affiliated entities led by Carl C. Icahn (the “Icahn Group”) to adopt a resolution urging the Board of Directors of the Company (the “Board”) to immediately redeem any and all outstanding Rights under the Company’s Rights Agreement dated July 30, 2011;

(6) To vote on a proposal from the Icahn Group to amend the Company’s second amended and restated bylaws to require stockholder approval in order to authorize, establish, adopt or amend any rights plan or similar plan;

(7) To vote on a proposal from the Icahn Group to adopt a resolution that would repeal any provision of the Company’s second amended and restated bylaws in effect at the time of the Annual Meeting that was not included in the Company’s second amended and restated bylaws as publicly filed with the Securities and Exchange Commission prior to October 18, 2011, and is inconsistent with any of the foregoing proposals by the Icahn Group that are approved by stockholders at the Annual Meeting; and

(8) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponement of the Annual Meeting.

The Icahn Group has stated its intention to present three proposals (Proposals 5, 6 and 7) for consideration at the Annual Meeting and to propose three director nominees for election at the Annual Meeting. THE BOARD URGES YOU TO VOTE ONLY FOR THE BOARD’S PROPOSED NOMINEES AND PROPOSALS BY USING THE ENCLOSED WHITE PROXY CARD AND NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY THE ICAHN GROUP. If you have already voted using a proxy card sent to you by the Icahn Group, you can revoke it by subsequently executing and delivering the WHITE Proxy Card or by voting in person at the Annual Meeting, by telephone or by Internet. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this proxy statement.

You are invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares either by telephone, Internet or mail as described in the accompanying WHITE Proxy Card in order to be certain your shares are represented at the Annual Meeting. Proxies forwarded by or for banks, brokers or other fiduciaries should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

The Board recommends that you vote FOR ALL OF THE BOARD’S NOMINEES on Proposal 1, FOR Proposals 2 and 3, for ONE YEAR on Proposal 4 and AGAINST Proposals 5, 6 and 7 identified above.

By Order of the Board of Directors,

ANN J. BRUDER
Corporate Secretary

Irving, Texas

December 6, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on February 3, 2012:

This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended August 31, 2011 are available for viewing, printing and downloading at www.ViewOurMaterial.com/CMC.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact MacKenzie Partners, Inc., who is assisting the Company in the solicitation of proxies:

105 Madison Avenue New York, New York 10016

Stockholders may call toll-free at (800) 322-2885 or call collect at (212) 929-5500 with any questions

IMPORTANT

The Board urges you NOT to sign any proxy card sent to you by the Icahn Group, which has notified the Company it intends to put forth its own slate of director nominees and to present three stockholder proposals at the Annual Meeting. If you have already signed any Icahn Group proxy card, you have every legal right to change your vote by using the enclosed WHITE Proxy Card to vote TODAY – by telephone, by Internet, or by signing, dating and returning the WHITE Proxy Card in the postage-paid envelope provided.

COMMERCIAL METALS COMPANY

6565 North MacArthur Boulevard, Suite 800

Irving, Texas 75039

Telephone (214) 689-4300

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 3, 2012

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Commercial Metals Company (“we” or “the Company”) for use at the annual meeting of our stockholders to be held on February 3, 2012 at 9:00 a.m., Central Standard Time, in Feldman Hall at the Company’s headquarters at 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039 (the “Annual Meeting”), and at any and all postponements or adjournments of the Annual Meeting. The approximate date on which this proxy statement and accompanying WHITE Proxy Card are first being made available to stockholders is December 6, 2011. The annual report to stockholders for fiscal year 2011 has been mailed to stockholders with this proxy statement or previously, and this proxy statement should be read in conjunction with the annual report.

Shares represented by each proxy, if properly executed and returned to us prior to the Annual Meeting in accordance with the instructions in the accompanying WHITE Proxy Card, will be voted as directed, but if not otherwise specified, will be voted (i) for the election of the three directors nominated by the Board and named in this proxy statement, (ii) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, (iii) for the approval of the advisory resolution on executive compensation, (iv) in favor of a frequency of every year for future advisory votes on executive compensation and (v) against the three proposals to be presented by High River Limited Partnership and certain of its affiliated entities led by Carl C. Icahn (the “Icahn Group”). A stockholder executing a proxy may revoke it at any time before it is voted by giving written notice to the Corporate Secretary of Commercial Metals Company, by subsequently executing and delivering a new proxy or by voting in person at the Annual Meeting.

Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.

Stockholders who elect to vote via the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the Annual Meeting. Instructions for voting via telephone or the Internet are contained in the accompanying WHITE Proxy Card.

Only stockholders of record on December 9, 2011 are entitled to notice of and to attend and/or vote at the Annual Meeting or any adjournments of the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices located at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039 for a period of ten days prior to the Annual Meeting. The list of stockholders will also be available for inspection at the Annual Meeting and may be inspected by any stockholder for any purpose germane to the Annual Meeting. Proof of ownership of Commercial Metals Company common stock, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•	Time and Date	9:00 a.m., February 3, 2012
•	Place	Commercial Metals Company Feldman Hall 6565 North MacArthur Boulevard, 9th Floor Irving, Texas 75039
•	Record date	December 9, 2011
•	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.
•	Admission	Proof of ownership of our common stock and a form of personal photo identification must be presented in order to be admitted to the Annual Meeting.

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
1. Election of three directors	FOR EACH OF THE BOARD’S DIRECTOR NOMINEES	13
2. Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ended August 31, 2012	FOR	63
3. Advisory vote on executive compensation	FOR	64
4. Advisory vote on the frequency of future advisory votes on executive compensation	FOR ONE YEAR	65
Icahn Group Proposals
5. Non-binding resolution for redemption of outstanding rights	AGAINST	66
6. Bylaw amendment to require stockholder approval of rights plans	AGAINST	67
7. Bylaw repeal amendments	AGAINST	68

The Board urges you to vote for the Board’s nominees and proposals by using the enclosed WHITE proxy card and not to sign or return or vote any proxy card sent to you by the Icahn Group.

Election of Directors

The Board has nominated three candidates for election to our Board of Directors as Class II directors, with a term expiring at the 2015 annual meeting of stockholders. A brief description of the director nominees follows. Additional detail on the director nominees can be found beginning on page 15 of this proxy statement. In addition, the name, age, years of service, biographical description and qualifications of each of the Class I and Class III directors continuing in office are provided beginning on page 17 of this proxy statement.

Harold L. Adams, age 72, has served on our Board since 2004. He has served as Chairman Emeritus of RTKL Associates Inc., a global design firm, since April 2003. Mr. Adams has accumulated broad experience in managerial and leadership matters in over 36 years of service as Chairman, President and Chief Executive Officer of an international architecture firm. Mr. Adams brings to the Board extensive knowledge of the construction industry, having served as Chairman of The Design-Build Institute of America and as a member of the National Academy of Construction. His service on the Board of Directors of other publicly traded companies provides our Board with additional perspective on the Company’s operations and in the areas of management, operations and strategy. In addition, Mr. Adams has served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in many major international markets in a myriad of economic climates and cultures.

Joseph Alvarado, age 59, has served on our Board since September 2011. Mr. Alvarado joined the Company in April 2010 as Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer on April 6, 2011, and in June 2011, he was appointed President and CEO effective September 1, 2011. Mr. Alvarado has extensive experience in the metals, trading and manufacturing industries, which provides him with a keen understanding of the Company’s industry and customer and consumer dynamics. Mr. Alvarado’s vast experience in the steel industry has provided him with valuable knowledge of accounting, sales, manufacturing, planning and operations, all of which are relevant to his leadership of the Company and his service on the Board. His experience in domestic and global, integrated and minimill, and flat and long products further qualify him to lead the Company and serve on our Board. His service as our President and CEO provides the Board with significant perspective on our global operations. His in-depth knowledge of the Company’s strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board. His role as President and CEO also enables him to provide important contributions to strengthening the Company’s leadership, operations, strategy, growth and long-range plans.

Anthony A. Massaro, age 67, has served on our Board since 1999. Mr. Massaro served as President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a manufacturer of welding and cutting equipment, from 1996 to January 2005, and as Chairman from May 1997 to October 2005. Mr. Massaro has broad experience in leading a significant industrial enterprise, particularly with respect to international operations and business management. His service as the Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc. provides the Board with strong global business acumen and financial and strategic planning expertise. His strong international background provides our Board with additional perspective on corporate strategy and opportunities for current and future international operations. In addition, his public company directorship service provides our Board with experience in the areas of management, operations and strategy and provides additional perspective on the Company’s operations. Mr. Massaro is currently our Lead Director, and effective as of January 1, 2012, he will serve as the independent, non-executive Chairman of our Board.

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2012. Set forth below is summary information with respect to Deloitte & Touche’s fees for services provided in fiscal years 2011 and 2010.

Type of Fees	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$4,432,255	$3,692,000
Audit-Related Fees	$4,250	$105,250
Tax Fees	$0	$0
All Other Fees	$2,345	$2,345
Total	$4,438,850	$3,799,595

Executive Compensation Advisory Vote and Its Frequency

We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are reasonable, competitive and highly-focused on pay-for-performance principles.

The Board also recommends that stockholders vote in favor of holding the advisory vote on executive compensation EVERY YEAR.

Executive Compensation Elements

PROGRAM		DESCRIPTION		OBJECTIVES

ANNUAL COMPENSATION:
Base Salary	•	Annual cash compensation.	•	Retention.
			•	Recognition of individual performance.
Annual Cash Incentive Bonus	•	Bonus plan based on performance periods set by the Compensation Committee (the “Committee”) typically utilizing formula-driven target awards based upon performance goals.	•	Focus executives on achieving pre-established performance goals, such as return on invested capital or net assets, operating profit, net earnings or working capital reduction.
	•	Bonus payout for formulaic bonus features may be reduced below (but not increased above) formula results at the discretion of the Committee.
Annual Discretionary Incentive Bonus	•	Cash bonuses awarded at the discretion of the Committee. The Committee may consider any circumstances it deems appropriate in awarding these discretionary bonuses.	•	Provides the Committee with flexibility to reward individual performance not reflected in formulaic metrics.
			•	Focus employees on performance.
			•	Reviewed annually for individual contribution in context of Company performance – and internal pay equity and external benchmarking.
LONG-TERM COMPENSATION:

Long-Term Incentive Program	•	A long-term incentive program using a combination of time-vested and performance-based awards. The performance-based awards are subject to a multi-year performance period, currently based on growth in EBITDA and ROIC targets.	• • •	Focus on long-term Company performance and long-term success. Retention. Employee alignment with stockholders via performance goals and stock ownership.

	•	For the fiscal year 2011-2013 performance period, awards will be settled in time-vested restricted stock units and performance-based stock units, with the performance-based stock units settled in 50% cash and 50% Company stock.

PROGRAM		DESCRIPTION		OBJECTIVES

OTHER EXECUTIVE BENEFITS:
Retirement Programs	•	Company offers an ERISA qualified defined contribution plan, a non-qualified plan designed to restore benefits that would have otherwise been received by participants but for applicable IRS limits, and pension retirement plans for designated employees located outside the U.S.	• • •	Attract qualified employees. Retention. Provide vehicle for retirement.
Perquisites	•	Company-provided automobiles and related insurance and maintenance (or, alternatively, an allowance for the same).	•	Attract qualified employees.
	•	Relocation benefits.
Other Benefits	•	Medical, dental, vision, life insurance, short and long-term disability, employee assistance program, employee stock purchase plan, and other welfare benefits.	•	Attract qualified employees.
			•	Retention.
			•	Provide health and welfare benefits to employees.

Other Key Compensation Features

•	No tax gross-ups for Executive Employment Continuity Agreements.

•	Double trigger required for receipt of cash severance payments.

•	Executives and directors are subject to stock ownership guidelines.

•	Benchmarking process is used for compensation metrics.

•	Metrics based on Company and executive performance.

2011 Compensation Decisions

In fiscal year 2011, the following compensation actions were taken:

•	no Annual Cash Incentive Bonus or Long-Term Cash Incentive (each as defined in the Compensation Discussion & Analysis) payments were made to the named executive officers for fiscal year 2011;

•	certain named executive officers received discretionary annual bonuses in recognition of their significant efforts and contributions to the Company in fiscal year 2011;

•

the Company awarded Messrs. McClean and Larson retirement bonuses in the amounts of $750,000 and $100,000, respectively. These retirement amounts were awarded in recognition of the years of dedication and service to the Company and the efforts of each executive in assisting with the transition of their responsibilities to their successors;

•

the named executive officers received a combination of performance-based and time-vested restricted stock units, with vesting of the performance-based stock units being determined based on a cumulative three-year EBITDA and ROIC targets (each as defined in the Compensation Discussion & Analysis), subject to the Committee’s exercise of negative discretion based on the Company’s ranking in total stockholder return as compared to the members of the peer group;

•	the named executive officers received salary and/or promotional increases; and

•

the Company entered into a retirement agreement and amended employment agreement with Messrs. Larson and McClean, respectively, in connection with each officer’s transition from the role of an officer of the Company and eventual retirement from the Company.

Icahn Group Proposals

The Icahn Group has notified us that it intends to present (1) a non-binding stockholder proposal recommending that the Board redeem all rights under our Rights Agreement (as defined herein) and terminate the Rights Agreement immediately thereafter, (2) a stockholder proposal to adopt a resolution that would amend the Company’s second amended and restated bylaws to require stockholder approval in order to authorize, establish, adopt or amend any rights plan or similar plan and (3) a stockholder proposal to adopt a resolution that would repeal any provision of the Company’s second amended and restated bylaws in effect at the time of the Annual Meeting that was not included in the Company’s second amended and restated bylaws as publicly filed with the Securities and Exchange Commission (“SEC”) prior to October 18, 2011 and is inconsistent with any of the Icahn Group’s proposals to be presented at the Annual Meeting. If the Icahn Group does not present these proposals at the Annual Meeting, these proposals will not be submitted to a vote. After thorough consideration, the Board recommends that you vote AGAINST the Icahn Group proposals, if submitted to a vote.

THE BOARD URGES YOU TO VOTE FOR THE BOARD’S NOMINEES AND PROPOSALS AND AGAINST THE ICAHN GROUP PROPOSALS BY USING THE ENCLOSED WHITE PROXY CARD AND NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY THE ICAHN GROUP.

INFORMATION ABOUT THE MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed WHITE proxy card because the Board is soliciting your proxy to vote at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Q:	Has the Company been notified that a stockholder intends to propose alternative director nominees at the Annual Meeting?

A:	Yes. The Company received a notice dated October 18, 2011 from the Icahn Group stating its intention to propose three alternative director nominees for election at the Annual Meeting. The Icahn Group nominees have NOT been endorsed by the Board. We urge stockholders NOT to use any proxy card that you may receive from the Icahn Group. The Board urges you to use the WHITE proxy card and vote FOR ALL of our nominees for director.

OUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE ICAHN GROUP.

We are not responsible for the accuracy of any information provided by or relating to the Icahn Group contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Icahn Group or any other statements that the Icahn Group may otherwise make.

Q:	What additional contacts has the Company had with the Icahn Group subsequent to the Icahn Group’s notice stating its intention to propose three alternative director nominees for election at the Annual Meeting?

A:	On November 28, 2011, Mr. Icahn issued two press releases containing open letters to the Company’s Board of Directors proposing to acquire all outstanding shares of the Company’s common stock at a price of $15.00 per share in cash. On that same day, the Company issued a press release indicating that its Board of Directors, in consultation with its independent financial and legal advisers, would review the proposal and determine a response that is in the best interests of the Company and its stockholders.

On December 2, 2011, Mr. Icahn issued a press release containing another open letter to the Company’s Board of Directors stating that it is incumbent on the Company’s Board of Directors to respond to Mr. Icahn’s offer by 9:00 a.m., New York City time, on Monday, December 5, 2011, to schedule a meeting to discuss the offer.

On December 5, 2011, the Company issued a press release announcing that the Board of Directors had rejected Mr. Icahn’s proposal. In the press release, the Company stated that the Board had unanimously determined that the proposal substantially undervalues the Company and its future prospects, is opportunistic and is not in the best interests of the Company’s stockholders.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record on December 9, 2011 are entitled to notice of and to attend and/or vote at the Annual Meeting or any postponements or adjournments of the Annual Meeting. Each share of our common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote.

Q:	How can I vote my shares?

A:	You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may vote your shares by signing, dating and returning the enclosed WHITE proxy card. For your convenience, you may also vote your shares by telephone and Internet by following the instructions on the enclosed WHITE proxy card. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you submit a WHITE proxy card in advance by telephone, Internet or mail. In this way, your shares of common stock will be voted as directed by you even if you should become unable to attend the Annual Meeting.

Q:	May I change my vote?

A:	Yes. You may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	by giving written notice to the Corporate Secretary of Commercial Metals Company at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039;
•	by subsequently executing and delivering a new proxy; or
•	by voting in person at the Annual Meeting.

If you have previously signed any proxy card sent to you by the Icahn Group, you may change your vote by signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card. Please note that submitting an Icahn Group proxy card – even if you vote in protest against the Icahn nominees – will revoke any votes you previously made via the Company’s WHITE proxy card.

Q:	How many shares must be present to conduct the Annual Meeting?

A:	We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy. Abstentions will be counted for the purpose of determining a quorum. On December 9, 2011, the record date for determining stockholders entitled to vote at the Annual Meeting, we expect to have outstanding approximately 115,539,000 shares of our common stock, par value $.01 per share, not including approximately 13,522,000 treasury shares. We expect to have no shares of preferred stock outstanding on December 9, 2011.

Q:	How do I vote if I cannot attend the Annual Meeting in person?

A:	Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy.

By signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by voting your shares by telephone or via the Internet by following the instructions on the enclosed WHITE proxy card, you will enable Joseph Alvarado, Barbara R. Smith and Ann J. Bruder, each of whom is named on the proxy card as a “Proxy Holder,” to vote your shares at the Annual Meeting in the manner you indicate on your proxy card. When you vote your proxy, you can specify whether your shares should be voted for each of the nominees for director identified in Proposal 1, or you can withhold your vote on the director nominees. You can also specify how you want your shares voted with respect to Proposals 2, 3, 4, 5, 6 and 7, which are described elsewhere in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

Voting by Mail.    You can vote by mail by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Voting via the Internet.    You can vote your shares via the Internet by following the instructions provided on the WHITE proxy card. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

Voting by Telephone.    You can vote your shares by telephone by following the instructions provided on the WHITE proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

Q:	May I vote in person at the Annual Meeting?

A:	Yes, you may vote your shares at the Annual Meeting if you attend in person and use a written ballot. However, if your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank or nominee granting you authority to vote your shares directly at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy by signing, dating and returning the WHITE proxy card.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Broadridge Corporate Issuers Solutions, Inc., you are the “stockholder of record” of those shares, and this proxy statement and any accompanying documents have been provided directly to you by the Company. In contrast, if you purchased your shares through a broker or other financial intermediary, the broker or other financial intermediary will be the “stockholder of record” of those shares.

Generally, when this occurs, the broker or other financial intermediary will automatically put your shares into “street name,” which means that the broker or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the real or “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.

Q:	What are broker non-votes?

A:	A broker non-vote occurs when a bank, broker or other fiduciary does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes are not counted as votes against a proposal or as abstentions, and will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal or the number of votes cast on a particular proposal. As described below, brokers will not have discretion to vote on any of the proposals described in this proxy statement.

Q:	Will my shares be voted if I do not provide instructions to my broker?

A:	If you are the beneficial owner of shares held in a “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Under applicable New York Stock Exchange (“NYSE”) rules, if you hold your shares through a bank or broker and your broker delivers this proxy statement to you, but you do not give instructions to the broker, the broker does not have the discretion to vote on any proposal that is subject to a counter-solicitation. THEREFORE, UNLESS YOU PROVIDE VOTING INSTRUCTIONS TO THE BROKER HOLDING SHARES ON YOUR BEHALF, THE BROKER WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE YOUR SHARES ON ANY OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

We strongly encourage you to vote your proxy or provide voting instructions to the broker so that your vote on these matters will be counted.

Q:	What are the proposals and what is the required vote for each?

A: •	Proposal 1: Election of Directors. The Company’s second amended and restated bylaws provide for plurality voting for directors. As a result of the Icahn Group’s proposal of a slate of directors, there are more directors nominated than positions available. Accordingly, this means that the three candidates receiving the highest number of FOR votes will be elected. A properly executed proxy card marked WITHHOLD with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for or against the director nominee. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

It will NOT help elect the nominees nominated by the Board if you sign and return proxies sent by the Icahn Group, even if you vote AGAINST or WITHHOLD on their directors using the Icahn Group proxy card. In fact, doing so will cancel any previous vote you may have cast in favor of the nominees on the Company’s WHITE proxy card.

The only way to support your Board’s nominees is to vote FOR the Board’s nominees on the WHITE proxy card.

•

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares having voting power that are present or represented at the Annual Meeting is required to adopt Proposal 2. An abstention on Proposal 2 will have the same effect as a vote against Proposal 2. A broker non-vote will not have any effect on Proposal 2 and will not be counted.

•

Proposal 3: Advisory Vote on Executive Compensation. Proposal 3 is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers. The affirmative vote of the holders of a majority of the shares having voting power that are present or represented at the Annual Meeting is required to adopt Proposal 3. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal and will not be counted. Proposal 3 is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

•

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. Proposal 4 is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years or every three years. Abstentions and broker non-votes will not be counted as expressing any preference. This vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future say-on-pay votes. Nevertheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders.

•

Proposals 5, 6 and 7: Icahn Group Proposals. The affirmative vote of a majority of the shares having voting power that are present or represented at the Annual Meeting is required to approve Proposals 5, 6 and 7. An abstention on Proposal 5, 6 or 7 will have the same effect as a vote against the proposal. A broker non-vote will not have any effect on Proposals 5, 6 and 7 and will not be counted.

Q:	What are the recommendations of the Board of Directors?

A:	The Board recommends that you vote:

•	FOR Proposal 1 – the election of the three nominees for director nominated by the Board and named in this proxy statement;

•	FOR Proposal 2 – the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2012;

•	FOR Proposal 3 – the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers;

•	FOR ONE YEAR on Proposal 4 – the proposal to approve (on an advisory basis) one year as the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

•	AGAINST Proposals 5, 6 and 7 – all of the Icahn Group proposals.

Q:	What do I do if I receive more than one proxy card?

A:	Many stockholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. To ensure that ALL of your shares are represented at the Meeting, we recommend that you VOTE EVERY WHITE PROXY CARD YOU RECEIVE.

Additionally, if the Icahn Group proceeds with its previously announced alternative nominations, you may receive proxy solicitation materials from the Icahn Group, including an opposition proxy statement and a proxy card. Your Board unanimously recommends you disregard any proxy card you receive from the Icahn Group.

If you have already voted using the Icahn Group’s proxy card, you have every right to change your vote by executing the enclosed WHITE proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed proxy card. Only the latest dated proxy you submit will be counted. If you vote against any Icahn Group nominee using the Icahn Group’s proxy card, your vote will not be counted as a vote for the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s WHITE proxy card. IF YOU WISH TO VOTE PURSUANT TO THE RECOMMENDATION OF THE BOARD, YOU SHOULD DISREGARD ANY PROXY CARD THAT YOU RECEIVE OTHER THAN THE WHITE PROXY CARD.

If you have any questions or need assistance voting, please call MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the Annual Meeting, toll-free at (800) 322-2885 or collect at (212) 929-5500.

Q:	Who will count the votes?

A:	Votes will be counted by one or more independent inspectors of election appointed by the Company for the Annual Meeting.

Q:	What happens if the Annual Meeting is adjourned?

A:	If we adjourn the Annual Meeting we will conduct the same business at the later meeting and the Board can decide to set a new record date for determining stockholders entitled to vote at the adjourned meeting, or decide to only allow the stockholders entitled to vote at the original meeting to vote at the adjourned meeting. According to the Company’s second amended and restated bylaws, when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally scheduled to take place, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board will fix a new record date for notice of such adjourned meeting and will give notice of the adjourned meeting to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Q:	Whom can I contact if I have questions?

A:	If you have any questions about the Annual Meeting or how to vote your shares, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Q:	Where can I find the voting results?

A:	We will report the voting results in a filing with the SEC on Form 8-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

On the basis of filings with the SEC and other information, we believe that based on 115,539,503 shares of our common stock being issued and outstanding as of November 18, 2011, the following persons, including groups of persons, beneficially owned more than five percent (5%) of our outstanding common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
High River Limited Partnership(1)	11,525,000	9.97%
c/o Icahn Capital LP 767 Fifth Avenue, 47 Floor New York, NY 10153
BlackRock Inc.(2)	7,645,194	6.62%
40 East 52nd Street New York, NY 10022
FMR LLC(3)	6,470,871	5.60%
82 Devonshire Street Boston, Massachusetts 02109
AllianceBernstein LP(4)	5,902,877	5.11%
1345 Avenue of the Americas New York, NY 10105

(1)	Based on the information provided pursuant to Amendment No. 1 to Schedule 13D filed with the SEC on September 2, 2011 (the “Icahn Schedule 13D/A”) by High River Limited Partnership, a Delaware limited partnership (“High River”), with respect to itself, the other members of the Icahn Group, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn (collectively, the “Reporting Persons”). The Reporting Persons reported that (i) High River has sole voting and dispositive power with respect to 2,304,999 shares of common stock; (ii) Icahn Partners LP (“Icahn Partners”) has sole voting and dispositive power with respect to 3,531,955 shares of common stock; (iii) Icahn Partners Master Fund LP (“Icahn Master”) has sole voting and dispositive power with respect to 3,808,353 shares of common stock; (iv) Icahn Partners Master Fund II LP (“Icahn Master II”) has sole voting and dispositive power with respect to 1,310,448 shares of common stock; and (v) Icahn Partners Master Fund III LP (“Icahn Master III”) has sole voting and dispositive power with respect to 569,245 shares of common stock. Carl C. Icahn, by virtue of his relationship to High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, is deemed to beneficially own the shares of common stock which High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III directly beneficially own. According to the Icahn Schedule 13D/A, each of the Reporting Persons may have shared voting and/or dispositive power over all or some of such shares.

(2)	Based on the information provided pursuant to Amendment No. 1 to Schedule 13G filed with the SEC on February 3, 2011 (the “Blackrock Schedule 13G/A”) by BlackRock Inc. (“BlackRock”). BlackRock reported that it has sole voting and dispositive power with respect to 7,645,194 shares of common stock. The BlackRock Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock and that no one person’s interest in the common stock is more than five percent of the total outstanding common shares.

(3)	Based on the information provided pursuant to Amendment No. 2 to Schedule 13G filed with the SEC on January 10, 2011 (the “FMR Schedule 13G/A”) by FMR LLC and Edward C. Johnson 3d (collectively, “FMR”). FMR reported that it has sole voting power with respect to 905,845 shares of common stock and sole dispositive power with respect to 6,470,871 shares of common stock. The FMR Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one person’s interest in the common stock is more than five percent of the total outstanding common stock.

(4)	Based on the information provided pursuant to Amendment No. 1 to Schedule 13G filed with the SEC on August 10, 2011 (the “AllianceBernstein Schedule 13G/A”) by AllianceBernstein LP (“AllianceBernstein”). AllianceBernstein reported that it has sole voting power with respect to 4,844,331 shares of common stock and sole dispositive power with respect to 5,902,877 shares of common stock.

The following table sets forth information known to us about the beneficial ownership of our common stock by each director and nominee for director, our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), the other executive officers included in the Summary Compensation Table, and all current directors and executive officers as a group based on 115,539,503 shares of our common stock being issued and outstanding as of November 18, 2011. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares listed.

Name	Owned Shares of Common Stock	Option Shares of Common Stock(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Adams, Harold L	25,200	35,000	60,200	*
Alvarado, Joseph	5,000	—	5,000	*
Best, Rhys J	5,000	21,000	26,000	*
Guido, Robert L	22,173	28,000	50,173	*
Kelson, Richard B	1,000	21,000	22,000	*
Larson, William B	298,527	108,870	407,397	*
Massaro, Anthony A	24,000	35,000	59,000	*
McClean, Murray R	177,777	267,993	445,770	*
Mills, Rick J.(2)	—	—	—	*
Neary, Robert D	38,000	35,000	73,000	*
Porter, Tracy L	32,466	38,180	70,646	*
Raiss, Sarah E	9,300	7,000	16,300	*
Smith, Barbara R.	—	—	—
Smith, J. David	35,762	36,670	72,432	*
Womack, Robert R	96,683	35,000	131,683	*
Zoellner, Hanns K	105,363	113,151	218,514	*
All current directors and executive officers as a group (19 persons)	784,376	858,143	1,642,519	1.42%

*	Less than one percent

(1)	Represents shares subject to options exercisable within 60 days of November 18, 2011.
(2)	Rick J. Mills is joining the Board of Directors effective January 1, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, requires directors, executive officers and beneficial owners of more than ten percent (10%) of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports, except for a single Form 4 related to the vesting of a restricted stock unit award for Tracy L. Porter, were submitted on a timely basis during the fiscal year ended August 31, 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation divides the Board into three classes. The term of office of the Class II directors expires at this Annual Meeting. In addition, on August 19, 2011, the Board, pursuant to applicable provisions of the Company’s Restated Certificate of Incorporation and Second Amended and Restated Bylaws, voted to increase the size of the Board from ten persons to eleven persons, and appointed Joseph Alvarado to serve as a director of the Company, effective September 1, 2011. Mr. Alvarado was appointed to fill a newly created vacancy as a Class II director (increasing the size of Class II from three to four directors). At this Annual Meeting, Mr. Alvarado is being nominated for election as a director for the seat previously held by Mr. Robert D. Neary, who is a Class II director and who, as previously disclosed, is not a nominee for re-election due to his retirement at the Annual Meeting. In connection with the Annual Meeting, the vacancy in Class II previously filled by Mr. Alvarado is being eliminated, reducing the total size of the Board and the number of Class II directors by one. These actions will leave the full size of the Class II directors at three and the size of the full Board at ten.

Murray R. McClean has announced his intention to resign from the Board of Directors effective as of December 31, 2011. In connection with the Board’s succession planning, the Nominating and Corporate Governance Committee initiated a search process to select director candidates to replace directors who will retire in the next two years, including Mr. McClean. The Nominating and Corporate Governance Committee engaged Russell Reynolds Associates to facilitate a search for director candidates and took into account many factors, including: requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of our Company as a large globally-operated, publicly-traded company in today’s business environment; each candidate’s understanding of the Company’s businesses and the metals industry and markets; their professional expertise and educational background; the individual’s ethics, integrity, values, inquisitive and objective perspectives, practical wisdom, judgment and availability; and other factors that promote diversity of thought, views and experience. Candidates were evaluated by a sub-committee of the Nominating and Corporate Governance Committee and were interviewed through a series of meetings with directors and executive management. Background reviews of each candidate were conducted by an independent professional agency specializing in the performance of such background reviews. The Nominating and Corporate Governance Committee evaluated each individual in the context of the Board as a whole, with the objective of recommending the director candidate that would be the most likely of the candidate slate to best achieve the success of the business and represent stockholder interests through the exercise of sound judgment. Mr. Rick J. Mills was selected from a slate of qualified candidates for election to our Board. The Nominating and Corporate Governance Committee recommended Mr. Mills to the Board, and the Board appointed Mr. Mills as a director effective as of January 1, 2012 to fill the Class III seat to be vacated by Mr. McClean.

There are three Class II nominees standing for election at the Annual Meeting. The term of the three Class III directors ends at the 2013 annual meeting of stockholders, and the term of the four Class I directors ends at the 2014 annual meeting of stockholders. Proxies cannot be voted for the election of more than three persons to the Board at the Annual Meeting.

Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, designated by our Board to replace such nominee. However, the Company has no reason to believe that any nominee will be unavailable. All of the director nominees, as well as the continuing directors, plan to attend this year’s Annual Meeting. At the 2011 annual meeting, all of our current directors were in attendance. The following tables set forth information about the nominees and the continuing directors.

DIRECTOR NOMINEES

Name, Principal Occupation and Other Information	Age	Served as Director Since
Class II – Term to Expire in 2015
Harold L. Adams	72	2004
Chairman Emeritus of RTKL Associates Inc.

Business Experience:    Mr. Adams serves as Chairman Emeritus of RTKL Associates Inc., a global design firm, a position he has held since April 2003. Prior thereto, he served for 36 years as Chairman, President and Chief Executive Officer of RTKL Associates Inc.

Other Boards:    Director of Legg Mason, Inc., Lincoln Electric Holdings, Inc. and Dewberry Inc., a private engineering company; Named a Distinguished Alumnus of Texas A&M University in 2011 and an Outstanding Alumni of Texas A&M College of Architecture in 1998.

Qualifications:    Mr. Adams has accumulated broad experience in managerial and leadership matters in over 36 years of service as Chairman, President and Chief Executive Officer of an international architecture firm. Mr. Adams brings to the Board extensive knowledge of the construction industry, having served as Chairman of The Design-Build Institute of America and as a member of the National Academy of Construction. His service on the Board of Directors of other publicly traded companies provides our Board with additional perspective on the Company’s operations and in the areas of management, operations and strategy. In addition, Mr. Adams has served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in many major international markets in a myriad of economic climates and cultures.

Joseph Alvarado	59	2011

President and CEO of Commercial Metals Company

Business Experience:    Mr. Alvarado joined the Company in April 2010 as Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer on April 6, 2011, and in June 2011, he was appointed President and CEO effective September 1, 2011. He was appointed to our Board on September 1, 2011. Prior to joining Commercial Metals Company, Mr. Alvarado served as President and Chief Operating Officer at Dallas, Texas-based Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries from 2004 through 2007. He held such positions until United States Steel Corporation, a steel manufacturer, named him President of U.S. Steel Tubular Products in June 2007 after completing its acquisition of Lone Star Technologies, Inc. and its related companies, a position he held until March 2009. Mr. Alvarado began his career in steelmaking at Inland Steel Company in 1976, serving in positions in the finance and sales departments before being promoted to strategic planning manager in 1985, plate production manager in 1986 and automotive marketing and international development manager in 1987. He was appointed Vice President and General Manager of Sales and Marketing for Inland Bar Company in 1988, and he was promoted to President in 1995. Subsequently, Mr. Alvarado served as Executive Vice President-Commercial at Birmingham Steel Company from 1997 to 1998. In 1998, Mr. Alvarado joined Ispat North America Inc. as Vice President-Long Products Sales and Marketing, where he served until joining Lone Star Technologies in 2004. On July 7, 2011, Joseph Alvarado was appointed to the Board of Directors of Spectra Energy Corp.

Other Boards:    Director of Spectra Energy Corp; Board member of the Petroleum Equipment Suppliers Association and the American Petroleum Industry; Member of the Independent Petroleum Association of America; Former board member of The Metal Service Center Institute.

Name, Principal Occupation and Other Information	Age	Served as Director Since

Qualifications:    Mr. Alvarado has extensive experience in the metals, trading and manufacturing industries, which provides him with a keen understanding of the Company’s industry and customer and consumer dynamics. Mr. Alvarado’s vast experience in the steel industry has provided him with valuable knowledge of accounting, sales, manufacturing, planning and operations, all of which are relevant to his leadership of the Company and his service on the Board. His experience in domestic and global, integrated and minimill, and flat and long products further qualify him to lead the Company and serve on our Board. His service as our President and CEO as well as a Director provides the Board with significant perspective on our global operations. His in-depth knowledge of the Company’s strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board. His role as President and CEO also enables him to provide important contributions to strengthening the Company’s leadership, operations, strategy, growth and long-range plans.

Anthony A. Massaro	67	1999

Retired – Former Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc.

Business Experience:    Mr. Massaro served as President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a manufacturer of welding and cutting equipment, from 1996 to January 2005, and as Chairman from May 1997 to October 2005. Prior to becoming Chief Executive Officer of Lincoln Electric, he served as President and Chief Operating Officer and also as President of both Lincoln Europe and Lincoln International. Prior to joining Lincoln Electric in 1993, Mr. Massaro served as a Group President of Westinghouse Electric Corporation, which he joined in 1967. Prior to his service as a Group President, he served as Westinghouse’s Executive Vice President for the Industrials and Environmental Group and held a series of engineering and management positions in Westinghouse’s nuclear, international and automation divisions.

Other Boards:    Director of PNC Financial Services Group, Inc.; Former Director of Thomas Industries; Recipient of University of Pittsburgh School of Engineering Alumni of the Year Award in 2009; Recipient of The Ellis Island Medal of Honor in 1998.

Qualifications:    Mr. Massaro has broad experience in leading a significant industrial enterprise, particularly with respect to international operations and business management. His service as the Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc. provides the Board with strong global business acumen and financial and strategic planning expertise. His strong international background provides our Board with additional perspective on corporate strategy and opportunities for current and future international operations. In addition, his public company directorship service provides our Board with experience in the areas of management, operations and strategy and provides additional perspective on the Company’s operations.

DIRECTORS CONTINUING IN OFFICE

Name, Principal Occupation and Other Information	Age	Served as Director Since
Class III – Term to Expire in 2013
Rhys J. Best	65	2010
Engaged in private investments and Managing Partner of SEREN Holdings LTD, a Texas limited partnership primarily involved in investments

Business Experience:    Mr. Best has been engaged in private investments since June 2007. From 1999 until June 2004, Mr. Best served as Chairman of the Board of Directors, President and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries until its acquisition by United States Steel Corporation in June 2007, and from June 2004 to June 2007, Mr. Best served as Chairman of the Board of Directors and CEO of Lone Star Technologies, Inc.

Other Boards:    Chairman of Crosstex Energy, L.P.; Director of Trinity Industries, Inc., Cabot Oil & Gas Corporation, McJunkin Red Man Corporation and Austin Industries, Inc.; Former Chairman of Lone Star Technologies, Inc.; Serves on Southern Methodist University’s Maguire Energy Institute Board and the University of North Texas College of Business Advisory Board.

Qualifications:    Mr. Best brings to the Board chief executive leadership and business management experience, as well as strong business acumen and financial and strategic planning expertise. His service on the Boards of Directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy, as well as additional perspective on the Company’s operations, including its international operations and steel manufacturing.

Richard B. Kelson	65	2010

Chairman, President and CEO of ServCo, LLC

Business Experience:    Mr. Kelson has been the Chairman, President and CEO of ServCo, LLC, a strategic sourcing company, since July 2009. Mr. Kelson was an operating advisor of Pegasus Capital, a private equity investment firm, from September 2006 to March 2010. Prior thereto, Mr. Kelson was with Alcoa, Inc., a producer of primary aluminum, fabricated aluminum and alumina, from 1974 to August 2006. At Alcoa, he served as Chairman’s Counsel from January 2006 to August 2006 and as Executive Vice President and Chief Financial Officer from 1997 to December 2005. Prior to that, he served as Alcoa’s Executive Vice President – Environment, Health and Safety and General Counsel, and as a member of Alcoa’s Executive Council, which is the senior leadership group that provides strategic direction for the company.

Other Boards:    Chairman of ServCo, LLC; Director of MeadWestvaco Corporation, PNC Financial Services Group, Inc. and Ecovative Design LLC, a small private company; Former Director of Lighting Science Group Corporation; Serves on University of Pittsburgh Law School Board of Visitors; Chairperson of non-profit KaBOOM, Inc.; Former member of Board of Trustees at Carnegie Mellon University.

Qualifications:    Mr. Kelson brings significant financial and business knowledge and leadership experience to our Board. His past service as an operating advisor provides the Board with valuable contributions in the areas of mergers and acquisitions, capital deployment and other major financial decisions. His service as a leader of a global integrated aluminum manufacturer provides additional perspective on the Company’s global industrial and manufacturing operations. His service on the Boards of Directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy.

Name, Principal Occupation and Other Information	Age	Served as Director Since

Rick J. Mills	64	n/a	(1)

Retired – Former Corporate Vice-President and President of Components Group of Cummins, Inc.

Business Experience:    Mr. Mills served as the Corporate Vice-President and President of Components Group of Cummins, Inc., from 2005 to 2008. Prior thereto, Mr. Mills served as Vice-President and Group President of Filtration from 2000 to 2005 and as Corporate Controller from 1996 to 2000, both at Cummins, Inc. Mr. Mills spent over 37 years with Cummins, serving in a variety of financial roles before being named Vice President and General Manager of Atlas Inc., a former Cummins business that manufactured engine components, in 1988. He went on to serve as President of Atlas from 1990 to 1993 and then as Vice President of the Pacific Rim and Latin America operations for Cummins Filtration (formerly Fleetguard Inc.) before being named Corporate Controller in 1996. Prior to re-joining Cummins, Mr. Mills worked in the financial department at General Motors Pontiac Motor Division from 1976 to 1977. Prior to that time, Mr. Mills served in a variety of roles at Cummins.

Other Boards:    Director of Flowserve Corporation; Former Director of Gerdau Ameristeel and Rohm and Haas Company.

Qualifications:    Mr. Mills brings to the Board significant leadership, operational and strategic experience gained in his 37 years at Cummins, Inc. in a variety of financial, managerial and executive positions. Mr. Mills has significant international experience from his leadership roles of the Pacific Rim and Latin America operations at Cummins, which provides the Board valuable insight into the Company’s international operations and strategy. In addition, Mr. Mills’ experience as a director of an international manufacturer and an international steel producer and recycler brings valuable corporate leadership and strategy development knowledge to the Board.

Class I – Term to Expire in 2014
Robert L. Guido	65	2007

Retired – Former Vice Chair and Chief Executive Officer of Ernst & Young’s Assurance and Advisory Practice

Business Experience:    During Mr. Guido’s 38-year career with Ernst & Young, most recently serving as Vice Chair and Chief Executive Officer of Ernst & Young’s Assurance and Advisory Practice, he worked with clients in many industries, from privately held companies to some of the firm’s largest global companies. In addition to client facing roles, he co-chaired the firm’s Global Client Steering Committee, which was comprised of the firm’s most senior partners who work with global clients, and served as the Vice-Chair of the audit practice and the Regional Partner in charge of human resources.

Other Boards:    Director of Bally Technologies, Inc.; Director of North Highland Consulting, a privately held company based in Atlanta, Georgia and engaged in management consulting services; Serves on the non-profit board of Siena College; Appointed to serve a three-year term commencing January 1, 2012 on the Public Company Accounting Oversight Board’s (“PCAOB”) Standing Advisory Group, which provides the PCAOB with input on its standard-setting process.

Qualifications:    Mr. Guido brings to the Board a significant level of financial and accounting expertise, as well as extensive experience in mergers and acquisitions, which he developed throughout his 38-year career at Ernst & Young. His service at Ernst & Young as a senior advisory and engagement partner to numerous global companies provides him with an in-depth understanding of the range of issues facing global companies. Mr. Guido is experienced at engaging senior management and boards in discussions encompassing key business issues such as strategy, financing alternatives, acquisitions, restructuring and personnel matters. He also brings to the Board important knowledge of and experience with the SEC and PCAOB from his prior dealings with these agencies as a public accountant. Mr. Guido has a valuable background

Name, Principal Occupation and Other Information	Age	Served as Director Since
in corporate governance, audit committee best practices and enterprise risk management based on his experiences as a public accountant, guest lecturer and author on enterprise risk management.

Sarah E. Raiss	54	2011

Retired – Former Executive Vice President Corporate Services, TransCanada Corporation, Calgary, Alberta, Canada

Business Experience:    Ms. Raiss was employed by TransCanada Corporation, a North American energy infrastructure company, from 1999 to 2011, most recently serving as Executive Vice President, Corporate Services, from 2002 to 2011 and as Executive Vice President, Human Resources and Public Sector Relations, from 2000 to 2002. Prior to her employment with TransCanada, Ms. Raiss served in various engineering, operations, strategic planning and marketing positions in the telecommunications industry at Ameritech Corporation and its subsidiary, Michigan Bell.

Other Boards:    Director of Shoppers Drug Mart, Business Development Bank of Canada and Calgary Petroleum Club; Calgary Chapter Chair of the Institute of Corporate Directors (Canada); Former service on the Advisory Committee on Senior Level Retention and Compensation for the Treasury Board of Canada (2001-2010), Harvard University’s John F Kennedy School of Government Women’s Leadership Board (2006-2009), Alberta Children’s Hospital Foundation Board of Directors (2003-2006), the Management Associates Council at the University of Calgary (2002-2006), the Energy, Chemicals and Plastics Sectoral Advisory Group on International Trade (SAGIT) for the Canadian Government (2003-2004), the United

Way of Calgary and Area Board (2003-2004) and Cabinet (1999-2003), the Energy Council of Canada (2002-2003), the Alumni Board of Governors for the University of Michigan Business School (1995-2001) and the Operating Board and Finance Committee for Glenkirk (1995-1997); Former Director of MicroPlanet Technologies Corporation, a TSX Venture Exchange Company, at which Ms. Raiss assisted in establishing a governance framework as it became publicly traded (2005-2006).

Qualifications:    Ms. Raiss brings to our Board strong business acumen and business management experience, as well as functional expertise in strategic planning, merger integration, human resources and corporate governance, all gained through her management and board experiences at significant industrial enterprises. Her service as Executive Vice President, Corporate Services of TransCanada Corporation and Director of Shoppers Drug Mart provide our Board with additional perspective on corporate strategy and opportunities for current and future operations. In addition, Ms. Raiss has received an Institute of Corporate Directors professional designation and has completed courses at Harvard on “Making Boards More Effective” and at University of Pennsylvania’s Wharton School of Business on “Creating Value Through Finance.”

J. David Smith	62	2004

Retired – Former Chairman, President and Chief Executive Officer, Euramax International, Inc.; Currently serving as Interim Chief Executive Officer of Nortek, Inc.

Business Experience:    Mr. Smith served as Chairman, President and Chief Executive Officer of Euramax International, Inc., an international producer of aluminum, steel, vinyl, copper and fiberglass products for construction and transportation markets, from 1996 to 2008. Prior thereto, he served as President of Alumax Fabricated Products, Inc. from 1989 to 1996, and held numerous senior operating roles in its predecessor companies from 1972 to 1989.

Other Boards:    Director of Nortek, Inc. and Houghton International Inc.; Chairman of Siamons International, Inc.; Serves on the boards of the Summit Counseling Center and The Atlanta Athletic Club, both in Johns Creek, Georgia.

Name, Principal Occupation and Other Information	Age	Served as Director Since

Qualifications:    Mr. Smith brings to our Board managerial and operational expertise gained through his broad experience in managing and leading a significant industrial and manufacturing enterprise. His service as the Chairman, President and Chief Executive Officer of Euramax International, Inc. provides our Board with additional international and strategic perspectives. Mr. Smith’s current interim leadership position at Nortek, as well as his service on Nortek’s board, have provided him with valuable management, governance and leadership experience that he brings to our Board. In addition, his service on several boards of international companies provides him with international experience and enables him to make valuable contributions to our international growth strategies.

Robert R. Womack	74	1999

Retired – Former Chairman and Chief Executive Officer, Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group

Business Experience:    Mr. Womack served as Chairman and Chief Executive Officer of Zurn Industries, Inc., a manufacturer of plumbing products and accessories, from 1994 to 2000 and as Chief Executive of U.S. Industries Bath and Plumbing Products Group, also a manufacturer of plumbing products and accessories, from 1998 to 2000. Prior thereto, he served as Vice Chairman and CEO of Imo Industries, a manufacturer of a broad range of pumps, turbines, condensers, aviation components, optical systems and night vision equipment, from 1990 to 1993, and as President of Ranco, a manufacturer of control products for the appliance, commercial heating and air conditioning and automotive markets, from 1982 to 1990. Mr. Womack served as a Partner at McKinsey & Company, an international management consulting firm specializing in advising clients in areas of strategy, organization and capital investments, from 1970 to 1982. From 1959 to 1970, Mr. Womack served as Program Manager – Advanced Missiles Systems at McDonnell Douglas.

Other Boards:    Former Chairman of Zurn Industries and Precision Partners, a manufacturing outsourcing company servicing automotive and power systems; Former Director of U.S. Industries, Imo Industries, Jacuzzi Brands, Inc., Covanta Energy, Ogden Corporation and Ranco; Served on the Supervisory Board of Gestra, AG (Germany) and on the Board of Directors of Ranco Japan (Japan); Served on the Board of Trustees of Gannon University and on the Council of Fellows of Penn State Behrend.

Qualifications:    Mr. Womack’s brings to our Board chief executive leadership and business management experience, as well as strong business acumen and financial and strategic planning expertise, all gained through his broad experience in managing and leading significant industrial enterprises. His service as the Chairman and Chief Executive Officer of Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group provides our Board with additional perspective on the Company’s industrial operations.

(1)	Rick J. Mills is joining the Board of Directors effective as of January 1, 2012 to fill the vacancy created by Mr. McClean’s retirement.

The Board has determined that no person age 75 or older will be nominated as a candidate for a director position. A director who attains age 75 after the date of his or her election by our stockholders must submit his or her resignation effective as of the annual meeting of stockholders following his or her 75th birthday, with the exception of Mr. Neary, who was granted an exception to this policy to allow for adequate transition of the position of Chairman of the Audit Committee to Mr. Guido, who became the Chairman of the Audit Committee in January 2011. Mr. Neary is retiring as of this Annual Meeting.

There is no family relationship between any of the directors, executive officers, or any nominee for director.

Vote Required

Directors are elected by plurality vote, and cumulative voting is not permitted.

The Board recommends a vote FOR the election of the nominees for director named above: Harold L. Adams, Joseph Alvarado and Anthony A. Massaro.

The Icahn Group Nominees’ Conflicts Raise Serious Concerns

The Icahn Group has stated its intention to propose three director nominees for election at the Annual Meeting. The Board believes that the Icahn Group nominees offer substantially less experience and expertise in the metals industry than the Board’s slate of independent directors and the Company’s new President and CEO. The Board also believes the Icahn Group nominees are burdened by fundamental and significant conflicts of interest. Specifically, Mr. Icahn has a controlling interest in PSC Metals, Inc., which competes with the Company in the business of collecting, processing and selling ferrous and non-ferrous scrap metals in various geographic markets. Mr. Icahn’s nominees for the Company’s board are long-time associates of Mr. Icahn and are currently or have been recently employed by Mr. Icahn and sit (or have sat) on the boards of other companies as designees of Mr. Icahn. The Board believes their close affiliations with Mr. Icahn compromise the ability of the Icahn Group nominees to serve as independent directors of the Company and to act in the best interests of all stockholders. Because Mr. Icahn controls a competitor in our industry and we believe controls these nominees, the Board believes that the election of Mr. Icahn’s nominees would violate Section 8 of the Clayton Act, 15 U.S.C. § 19. Section 8 of the Clayton Act prohibits individuals from simultaneously serving (whether personally or through their agents) on the boards of directors of competing corporations. Mr. Icahn and his agents already control the board of directors of PSC Metals, Inc. If Mr. Icahn’s nominees to the Board are elected, then agents of Mr. Icahn would be serving on the boards of two competitors, PSC Metals, Inc. and the Company, in violation of the Clayton Act.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Director Independence.    Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Ms. Raiss and Messrs. Adams, Best, Guido, Kelson, Massaro, Mills, Neary, Smith and Womack are independent, as “independence” is defined by the listing standards of the NYSE, because they have no direct or indirect material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would cause the independence requirements of the NYSE listing standards to not be satisfied.

Board Leadership Structure.    Currently, Mr. McClean serves as the Chairman of the Board and Mr. Alvarado is the President and CEO. Mr. McClean has announced his retirement effective as of December 31, 2011. Following Mr. McClean’s retirement, our Lead Director will assume the position of Chairman of the Board. Our Lead Director is currently Mr. Massaro. While no single leadership model is right for all companies at all times, the Board’s view is that separating the roles of Chairman and CEO is in the best interest of stockholders at this time. However, the Board periodically reviews its leadership structure in order to determine whether it is functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Lead Director.    When considered appropriate, our corporate governance guidelines permit the designation of a Lead Director by the majority vote of independent directors for a two-year term. The responsibilities of the Lead Director include (i) convening and presiding over executive sessions attended only by independent or independent and non-employee directors, (ii) communicating to the CEO the substance of discussions held during those sessions to the extent requested by the participants, (iii) serving as a liaison between the Chairman of the Board and the Board’s independent directors on sensitive issues, (iv) consulting with the Chairman of the Board on meeting schedules and agendas in order to assure that sufficient time is available for discussion of agenda items, (v) consulting with the Chairman of the Board regarding materials to be sent to the Board, including the format and adequacy of information, (vi) consulting with the Chairman of the Board to assure the effectiveness of the Board meeting process and (vii) presiding at meetings of the Board in the event of the Chairman of the Board’s unavailability. The Lead Director is also available to receive direct communications from stockholders through Board approved procedures and may periodically, as directed by the Board, be asked to speak for the Company or perform other responsibilities. In January 2011, Mr. Massaro was appointed as the Lead Director for a term to expire as of the date of the Annual Meeting in 2013. In light of Mr. McClean’s resignation from the Board effective December 31, 2011, Mr. Massaro will serve as our independent non-executive Chairman of the Board effective January 1, 2012.

Board Role in Risk Oversight.    Management has responsibility for managing overall risk to the enterprise. Our Board assesses the enterprise-level risks that face the Company from a strategic point of view and reviews options for risk mitigation. The responsibility to review and assess such risk exposure includes reviewing regulatory, safety, environmental and financial matters, contingent liabilities, and other risks which may be material to the Company, as well as the activities of management in identifying, assessing and mitigating against business, commercial, regulatory, operational, financial and other risks associated with the Company’s products and services. The President and CEO periodically reports to the Board on his and management’s assessment of risks impacting the Company. The Audit Committee, discussed below, has the responsibility to review the Company’s major financial reporting risks or exposures and to assess the steps taken by management to monitor and control such risks and exposures. The Audit Committee’s review of these risks and exposures include, but are not limited to: (i) insurance; (ii) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters; and (iii) legal matters that may significantly impact the Company’s financial statements or risk management. In addition, the Finance Committee provides ongoing guidance and oversight of transactions involving financing, investments, and merger and acquisition activity. Both of these committees provide the Compensation Committee with a perspective on the relationship between compensation and risk, which the Compensation Committee uses in its evaluation of management compensation.

Corporate Governance Guidelines and Code of Ethics.    Our Board has adopted corporate governance guidelines. Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating and Corporate Governance Committee and the Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. We have also adopted a Code of Conduct and Business Ethics (the “Code of Conduct”), which applies to all of our directors, officers and employees. In addition, we have adopted a separate Financial Code of Ethics which is applicable to our CEO, CFO, Corporate Controller and any other officer who may function as a Chief Accounting Officer. We intend to post any amendments to or waivers from our Financial Code of Ethics and our Code of Conduct on our website to the extent applicable to our CEO, CFO, Corporate Controller, and any other officer who may function as a Chief Accounting Officer or a director. Our Corporate Governance Guidelines, the Code of Conduct, the Financial Code of Ethics and other information are available at our website, www.cmc.com, and such information is available in print to any stockholder without charge, upon request to Commercial Metals Company, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, or by calling (214) 689-4300.

Stockholder Communications.    Interested parties may communicate with the Lead Director or non-executive Chairman, as the case may be, or any of the non-employee and independent directors by submitting a letter addressed to their individual attention or to the attention of non-employee directors c/o Corporate Secretary at P.O. Box 1046, Dallas, Texas 75221.

Meetings of the Board.    During the fiscal year ended August 31, 2011, the entire Board met eleven times, of which ten were regularly scheduled meetings and one was a special meeting. All directors attended at least seventy-five percent (75%) or more of the meetings of the Board and of the committees on which they served. We expect all directors and nominees to attend the Annual Meeting. All directors attended the 2011 annual meeting.

Executive Sessions.    As required by the NYSE listing standards, non-employee and independent directors regularly schedule executive sessions in which they meet without the presence of employee directors or management. The presiding director at such executive sessions is the Lead Director. In fiscal year 2011, all of the non-employee members of the Board, which includes all members of the Board other than Mr. McClean and Mr. Alvarado, held four non-employee director meetings in connection with Board of Director meetings and one stand alone meeting.

Board Committees

We have four standing board committees, Audit, Compensation, Nominating and Corporate Governance and Finance. Membership of each of these committees is comprised entirely of independent directors. The Board has adopted charters for each of these committees describing the authority and responsibilities delegated to each committee by the Board. All committee charters are available at our website, www.cmc.com, and available in print to any stockholder without charge, upon request to Commercial Metals Company, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, or by calling (214) 689-4300.

Audit Committee.    The Board has a standing Audit Committee that performs the activities more fully described in the Audit Committee Report on page 62. The members of the Audit Committee during fiscal year 2011 were Ms. Raiss and Messrs. Adams, Guido, Massaro, Neary and Smith. Mr. Guido is Chairman of the Audit Committee. During the fiscal year ended August 31, 2011, the Audit Committee met eight times. Effective as of November 7, 2011, Messrs. Adams, Guido, Massaro and Womack were appointed to the Audit Committee, with Mr. Guido continuing as Chairman of the Audit Committee.

Compensation Committee.    The Board has a standing Compensation Committee that is responsible for the matters described in the Compensation Committee’s charter, including (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the other executive officers, (ii) evaluating the performance of the CEO and the other executive officers in light of those goals and objectives and (iii) determining and approving the CEO’s compensation based on this evaluation as well as setting the compensation of the other executive officers following a review with the CEO of the CEO’s evaluation, recommendations and decisions as to the performance and compensation of the other executive officers. Additional responsibilities of the Compensation Committee are (i) to assist the Board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for our executive officers and other executives, (ii) to make recommendations to the Board with respect to incentive compensation plans, equity based plans and other compensation and benefits programs that are subject to Board approval, (iii) to administer the Company’s incentive compensation, stock option and other equity based plans, including approving option guidelines and grants, making, modifying, substituting or canceling grants, designating participants, interpreting the plans and programs, determining plan and program rule and regulations, and imposing limitations, restrictions and conditions upon any award, (iv) to review and make recommendations to the Board regarding any employment, severance, change in control or separation agreement, or any deferred compensation arrangement, to be entered into with any executive officer, (v) to review and discuss with management the Compensation Discussion and Analysis (“CD&A”) included in the proxy statement and, based on such review and discussion, recommend to the Board that such CD&A be included in the annual report on Form 10-K and the proxy statement, (vi) to prepare the Compensation Committee Report for inclusion in the proxy statement, (vii) to conduct a Compensation Committee self-assessment annually and (viii) to annually review the Compensation Committee’s charter. Messrs. Best, Guido, Kelson, Massaro, Smith and Womack served as members of the Compensation Committee during fiscal year 2011. Mr. Smith is Chairman of the Compensation Committee. The Compensation Committee met six times during the fiscal year ended August 31, 2011. Effective as of November 7, 2011, Ms. Raiss and Messrs. Best, Kelson and Smith were appointed to the Compensation Committee, with Mr. Smith continuing as Chairman of the Compensation Committee. For a further discussion of the Compensation Committee’s role in executive officer compensation, the role of executive officers in determining or recommending the amount or form of executive compensation and the Compensation Committee’s engagement and use of independent third-party compensation consultants, please see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee.    The Board has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Nominating and Corporate Governance Committee’s charter including, (i) identifying and making recommendations as to individuals qualified to be nominated for election to the Board and Board committees, (ii) monitoring developments in corporate governance matters and overseeing compliance with statutes, rules and regulations relating thereto, including reviewing, assessing and making recommendations to the Board with respect to our corporate governance guidelines, (iii) overseeing and recommending compensation of non-employee directors, (iv) overseeing the annual self-evaluation of the performance of the Board and management, (v) reviewing management succession planning, including reviewing and considering candidates for executive officer succession, and (vi) other corporate governance matters. During fiscal year 2011, the Nominating and Corporate Governance Committee consisted of Ms. Raiss and Messrs. Adams, Best, Guido, Kelson, Massaro, Neary, Smith and Womack. Mr. Kelson is Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times during the fiscal year ended August 31, 2011. Effective as of November 7, 2011, Ms. Raiss and Messrs. Guido, Kelson and Massaro were appointed to the Nominating and Corporate Governance Committee, with Mr. Kelson continuing as Chairman of the Nominating and Corporate Governance Committee.

Finance Committee.    The Board has established a standing Finance Committee that is responsible for the matters described in the Finance Committee’s charter, including reviewing and making recommendations to the Board with respect to (i) potential strategic transactions including mergers, acquisitions, divestitures, joint ventures and other investments and proposed major capital expenditures along with reviewing the performance of the forgoing, (ii) our cash position, capital structure and strategies, financing strategies, debt arrangements and insurance coverage matters, (iii) our dividend policy, stock splits and stock repurchases and debt arrangements, (iv) the issuances, as appropriate, of debt or equity securities and (v) the adequacy of the funding of our funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names a joint administrative board as the governing plan fiduciary) in terms of our corporate purposes and objectives. The Finance Committee also conducts annually an evaluation of its own performance and, in light of this, considers changes in the membership, charter or procedures of the committee. During fiscal year 2011, the Finance Committee consisted of Messrs. Adams, Best, Kelson, Neary and Womack. Mr. Best is Chairman of the Finance Committee. The Finance Committee met seven times during the fiscal year ended August 31, 2011. Effective as of November 7, 2011, Messrs. Adams, Best, Smith and Womack were appointed to the Finance Committee, with Mr. Best continuing as Chairman of the Finance Committee.

Selection of Nominees for Election to the Board.    The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders. Director candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition to considering these qualifications, the Nominating and Corporate Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of our Board, the evaluations of other prospective nominees, and the need for any required expertise on our Board or one of its committees. The Nominating and Corporate Governance Committee also contemplates multiple dynamics that promote and advance diversity among the members of our Board. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. Dedication of sufficient time, energy and attention to insure diligent and effective performance of their duties is expected of directors. Directors should be committed to serve on our Board for an extended period of time, if elected by stockholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director. In order for the Nominating and Corporate Governance Committee to consider persons recommended by stockholders for inclusion as nominees for election to our Board, stockholders should submit the names, biographical data and qualifications of such persons in writing in a timely manner addressed to the attention of the Nominating and Corporate Governance Committee and delivered to the Corporate Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221. A stockholder wishing to formally nominate a director for election at a stockholder meeting must comply with the provisions in the Company’s second amended and restated bylaws addressing stockholder nominations of directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended August 31, 2011.

J. David Smith (Chairman)

Rhys J. Best

Richard B. Kelson

Sarah E. Raiss

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are primarily engaged in the manufacturing, recycling, marketing and distribution of steel and metal products and related materials and services through a network of locations throughout the world. We employ approximately 11,422 employees and operate in approximately 204 locations throughout the globe. Management of our businesses is divided into two operating divisions – the CMC Americas Division and the CMC International Division. The CMC Americas Division operates through three segments: Americas Recycling, Americas Mills and Americas Fabrication. The CMC International Division operates through two segments: International Mills and International Marketing & Distribution.

Our executive team members are the stewards of our competitive resources and decision making. In order to compete effectively in the industry, it is critical that we attract and retain motivated leaders who can best position the Company to deliver financial and operational results for the benefit of our stockholders. We believe that our well-designed compensation program achieves this objective.

In fiscal year 2011, the Company achieved a significant improvement in its results. In a challenging environment for the metals industry as a whole, the Company substantially improved its adjusted EBITDA year over year. With respect to fiscal year 2011, none of the named executive officers received payments under the fiscal year 2011 annual incentive plan or the three-year long-term incentive program that concluded in fiscal year 2011. However, in recognition of the Company’s and each executive’s strong operational performance during fiscal year 2011 and the long-term vision displayed by management in approving the decision to exit the CMC Sisak mill and the discontinuation of operations at certain rebar fabricating and construction services locations, the Compensation Committee approved discretionary bonuses to be paid to certain of the named executive officers with respect to fiscal year 2011. In addition, the Compensation Committee modified its long-term incentive program to enhance the correlation between achievement of long-term goals and the compensation paid to participants in such program.

The Compensation Committee of the Board of Directors (the “Committee”), with the assistance of its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to ensure that it supports the Company’s compensation policy and ultimately serves the best interests of our stockholders. Following are highlights of the Company’s corporate governance framework, which reinforces our pay for performance environment:

•

No Tax Gross-Ups Under Executive Employment Continuity Agreements.    The Company does not provide for excise tax gross-ups under the Executive Employment Continuity Agreements. Under these agreements, if we determine that the payments to an executive under the Company’s change in control agreement, combined with any other payments or benefits to which the executive may be entitled, would result in the imposition on the executive of an excise tax, we are required to either reduce such payments to the maximum amount which would not result in imposition of an excise tax or pay such payments to the executive if, even after the executive’s payment of the excise tax, the executive would receive a larger net amount.

•

Double Trigger Required for Receipt of Cash Severance Payments.    The Company’s change in control agreements contain a “double trigger” in that there must be present both a change in control and a qualifying termination of the executive in order to trigger cash severance payments under these agreements. We believe that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events. While the change in control agreements institute a “double trigger” requirement for the payment of cash severance, our equity incentive plans allow for accelerated vesting upon a change in control. We believe that accelerated vesting in the case of equity awards is appropriate in order for employees who remain with the Company or its successor after a change in control to be treated the same with regard to equity as the general stockholders of the Company.

•

Stock Ownership Guidelines.    To align the interests of our executives and directors with those of our stockholders and to assure that our executives and directors own meaningful levels of Company stock throughout their tenures with the Company, the Committee established stock ownership guidelines for our executives and directors. The stock ownership guidelines require the non-employee directors and President and COO to own Company stock equal in value to five times such person’s base salary or annual retainer, as applicable, and each of the executives to own Company stock equal in value to three times his or her respective base salary.

•

Benchmarking Process Used for Compensation Metrics.    The Committee reviews external market data in order to set market-based compensation levels and consider current best practices when making compensation decisions.

Executive Compensation Participants

The Company’s executive compensation program applies to approximately 220 senior executives and senior managers; however, per the SEC executive compensation disclosure rules, this CD&A focuses on the compensation paid or awarded to the six named executive officers included in the Summary Compensation Table on page 41.

For fiscal year 2011, the named executive officers (the “NEOs”) were:

•	Mr. McClean, President and CEO (through August 2011), Chairman of the Board

•	Mr. Alvarado, Executive Vice President and COO (through August 2011), President and CEO

•	Mr. Zoellner, Executive Vice President Commercial Metals Company & President – CMC International Division

•	Mr. Porter, Senior Vice President Commercial Metals Company & President – CMC Americas Division

•	Ms. Smith, Senior Vice President and Chief Financial Officer

•	Mr. Larson, Senior Vice President and Chief Financial Officer (through May 2011)

As noted earlier in this proxy statement, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon Mr. McClean’s retirement on December 31, 2011.

Compensation Objectives and Principles

The Committee oversees the compensation and benefit programs of our executives. The Committee determines the compensation of each member of our senior leadership group (our officers and our key operating and senior staff executives). The Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development, and retention of the executive talent and leadership required to achieve our business objectives. The Committee is made up entirely of independent directors, consistent with the current listing standards of the NYSE.

The Committee believes that it is in the best interests of stockholders for us to establish and maintain a competitive executive compensation program. Accordingly, our base salary philosophy consists of maintaining competitive base salaries which we target at approximately the 40th percentile of competitive market data, as discussed below. A significant portion of potential executive compensation is “variable” based upon our financial performance, which we believe aligns executive performance goals with those of our stockholders and, thus, constitutes a larger percentage of an executive’s overall compensation opportunity. We will pay higher compensation when goals are exceeded than when goals are not met, taking into consideration individual ability to influence results and overall economic and market conditions.

The Committee has approved an executive compensation program that:

•	facilitates the attraction and retention of top-caliber talent;

•	aligns the short and long-term interests of our executives with those of our stockholders; and

•	offers moderate base salaries and competitive employee benefits coupled with significant short and long-term “variable” incentives dependent upon achieving financial performance goals.

Within the objectives listed above, the Committee generally believes that best practices call for the performance metrics by which “variable” compensation is determined to be:

•	largely formulaic;

•	designed to compensate based upon a combination of individual, business unit and Company performance goals; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

In addition, the Committee strongly believes that a portion of our executive compensation program must remain purely discretionary. Discretionary compensation allows the Committee (i) to evaluate and reward executive performance in areas such as employee development and training, leadership and succession planning, (ii) to perform a qualitative assessment of the business and competitive conditions in which we operate, and (iii) to consider issues of internal pay equity and external benchmarking.

Determination of Total Compensation

The Committee engages in an ongoing review of the Company’s executive compensation program. The review includes an analysis of market compensation practices and developments, external regulatory requirements, the competitive market for executive talent, the evolving culture and demands of the business, our compensation philosophy, and the features of the program. The Committee periodically adjusts the various compensation elements to best align the performance goals applicable to our executives with those of our stockholders as well as with the requirements of our business and regulatory environment.

External Compensation Advisors

Since 2005, the Committee has engaged Ernst & Young LLP (“E&Y”) on an ongoing basis to consult on compensation matters. All work performed by E&Y with regard to our executive compensation program is tasked and overseen directly by the Committee. At the direction of the Committee, our management provides information and analyses to the Committee. In fiscal 2011, Towers Watson (“Towers Watson”) served as management’s compensation consultant and assisted management in its analysis of executive compensation. As discussed further below, the Company participates in and purchases various compensation surveys and studies which management and the Committee use to analyze executive compensation. We believe that utilizing information from multiple external consulting firms and compensation surveys ensures an objective and well-rounded view of executive compensation practices.

In fiscal year 2011, we paid E&Y approximately $280,000 for services provided to the Committee relating to executive and director compensation. In addition, we paid E&Y $390,000 for tax-related and mergers and acquisition services provided during fiscal year 2011. The engagement of E&Y for these tax-related and mergers and acquisition services was based on historical practices. The Committee believes that adequate safeguards exist to ensure the continued independence and objectivity of E&Y’s compensation consulting advice, and the Committee monitors the other services provided by E&Y.

Role of Management and CEO in Compensation Decisions

We strongly believe in aligning executive and stockholder interests through an executive compensation program designed with input from management in an ongoing dialogue with the Committee and, as appropriate, the compensation advisors listed above regarding internal, external, cultural, business and motivational challenges and opportunities facing us and our executives. To that end, the executive team analyzes, with assistance from the Committee and management’s compensation advisors, trends and recommends improvements to the compensation programs. Specifically, Mr. McClean, the Chairman of the Board, and Mr. Alvarado, President and CEO, reviewed with the Committee their recommendations (without any recommendation as to their own compensation) regarding base salary adjustments, annual bonus, long-term bonus and equity awards for the NEOs to ensure alignment of stockholder interests with executive goals as well as reward for performance. While the Committee receives management’s input with respect to executive compensation, all decisions regarding compensation for the NEOs are made by the Committee.

As periodically invited by the Committee, the following executives have attended meetings or portions of meetings of the Committee in fiscal year 2011: Mr. McClean, Chairman and former CEO; Mr. Alvarado, President and CEO and former COO; Ms. Bruder, Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary; and Mr. Alleman, Senior Vice President of Human Resources, as well as employees of E&Y.

Competitiveness of our Compensation Program

Our executive compensation program is designed so that total short and long-term compensation is competitive with market practices. Market practices, or benchmarks, are based on peer group data and compensation survey data. Peer group data is used to evaluate the compensation paid or awarded to Messrs. McClean and Alvarado, while compensation survey data is used to evaluate compensation paid or awarded to the other NEOs.

Annually, the Committee selects for the peer group what it considers to be the most comparable companies with emphasis on their industry focus, size, scope, and complexity of operations. The peer group does not vary significantly one year to the next to ensure a stable basis of comparison. For example, other than the deletion from the peer group of Gerdau Ameristeel Corporation, the peer group used for determining fiscal year 2011 compensation was the same as the peer group used for determining fiscal year 2010 compensation. Gerdau Ameristeel Corporation was removed from the peer group because it ceased to be a publicly traded company in fiscal year 2010.

For fiscal year 2011, the peer group consisted of the following companies:

•	AK Steel Holding Corporation

•	Allegheny Technologies Incorporated

•	Mueller Industries, Inc.

•	Nucor Corporation

•	Reliance Steel & Aluminum Co.

•	Schnitzer Steel Industries, Inc.

•	Steel Dynamics, Inc.

•	The Timken Company

•	United States Steel Corporation

•	Worthington Industries

As noted above, the Committee also uses compensation survey data in its evaluation of executive pay for the NEOs other than Messrs. McClean and Alvarado. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the Committee in evaluating fiscal year 2011 compensation levels, the Committee reviewed information from the following surveys: Economic Research Institute 2011 Executive Compensation Assessor; Mercer Human Resource Consulting 2010 Executive Survey Report; and Towers Watson 2010/2011 Industry Report on Top Management. For purposes of this CD&A, the peer group data and compensation survey data are collectively referred to as “Peer Data.”

Compensation Practices during Fiscal Year 2011

In fiscal year 2011, the following compensation actions were taken:

•	no Annual Cash Incentive Bonus (as defined below) or Long-Term Cash Incentive (as defined below) payments were made to the NEOs for fiscal year 2011;

•	certain NEOs received discretionary annual bonuses in recognition of their significant efforts and contributions to the Company in fiscal year 2011;

•	the Company awarded Messrs. McClean and Larson retirement bonuses in the amounts of $750,000 and $100,000, respectively;

•

the NEOs received a combination of performance-based and time-vested restricted stock units, with vesting of the performance-based units being determined based on a cumulative three-year EBITDA and ROIC targets (each as defined below), subject to the Committee’s exercise of negative discretion based on the Company’s ranking in total stockholder return as compared to the members of the peer group;

•	the NEOs received salary and/or promotional increases; and

•

the Company entered into a retirement agreement and amended employment agreement with Messrs. Larson and McClean, respectively, in connection with each officer’s transition from the role of an officer of the Company and eventual retirement from the Company.

Compensation Mix: Components and Objectives of Short- and Long-Term Compensation

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, short-term incentives, long-term incentives, employee benefits and health and welfare benefits. Our compensation philosophy places a greater portion of the potential compensation for each NEO “at risk” such that compensation will vary based on performance. “Variable” compensation is a component of compensation for most of our employees, but it is reflected in greater proportion in the NEO compensation. The table on the following pages describes each element of compensation and the objectives for each element:

PROGRAM	DESCRIPTION	OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	• Annual cash compensation.	• Retention. • Recognition of individual performance.
Annual Cash Incentive Bonus

• Bonus plan based on performance periods set by the Committee typically utilizing formula-driven target awards based upon performance goals.

• Bonus payout for formulaic bonus features may be reduced below (but not increased above) formula results at the discretion of the Committee.

• Focus executives on achieving pre-established performance goals, such as return on invested capital or net assets, operating profit, net earnings or working capital reduction.
Annual Discretionary Incentive Bonus	• Cash bonuses awarded at the discretion of the Committee. The Committee may consider any circumstances it deems appropriate in awarding these discretionary bonuses.

• Provides the Committee with flexibility to reward individual performance not reflected in formulaic metrics.

• Focus employees on performance.

• Reviewed annually for individual contribution in context of Company performance – and internal pay equity and external benchmarking.

LONG-TERM COMPENSATION:
Long-Term Incentive Program

• A long-term incentive program using a combination of time-vested and performance-based awards. The performance-based awards are subject to a multi-year performance period, currently based on growth in EBITDA and ROIC targets.

• For the fiscal year 2011-2013 performance period, awards will be settled in time-vested restricted stock units and performance-based stock units, with the performance-based stock units settled in 50% cash and 50% Company stock.

• Focus on long-term Company performance and long-term success. • Retention. • Employee alignment with stockholders via performance goals and stock ownership.
OTHER EXECUTIVE BENEFITS:
Retirement Programs

• Company offers an ERISA qualified defined contribution plan, a non-qualified plan designed to restore benefits that would have otherwise been received by participants but for applicable IRS limits, and pension retirement plans for designated employees located outside the U.S.

• Attract qualified employees. • Retention. • Provide vehicle for retirement.

PROGRAM	DESCRIPTION	OBJECTIVES
Perquisites	• Company-provided automobiles and related insurance and maintenance (or, alternatively, an allowance for the same). • Relocation benefits.	• Attract qualified employees.
Other Benefits	• Medical, dental, vision, life insurance, short and long-term disability, employee assistance program, employee stock purchase plan, and other welfare benefits.	• Attract qualified employees. • Retention. • Provide health and welfare benefits to employees.

Base Salary

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. The Committee targets base salary at the 40th percentile of the Peer Data; however, actual base salary may be above or below the 40th percentile based on the Committee’s review of the underlying scope of an NEO’s responsibilities, individual performance and experience, internal pay equity, and retention concerns. The Committee strives to maintain salaries at a level that will attract top talent, while linking a significant portion of an executive’s total compensation opportunity to our success. The fiscal year 2011 salary increases described below were generally made to bring the base salary levels of our NEOs into closer alignment with the Peer Data.

For fiscal year 2011, Mr. McClean’s minimum base salary was increased from $700,000 to $850,000. In connection with Mr. McClean’s transition from the role of President and CEO to the role of Chairman of the Board, Mr. McClean’s base salary was reduced to $400,000.

For fiscal year 2011, Mr. Alvarado’s base salary was increased from $500,000 to $650,000 when he was named President and COO and subsequently to $750,000 when he was named President and CEO.

Mr. Zoellner’s base salary for fiscal year 2011 was increased from CHF 535,000 to CHF 555,970 (USD equivalent for comparison purposes of $607,959 based on the average monthly exchange rate of .9145 for the prior 12 months). Mr. Zoellner is the President of our International Division and a resident of Switzerland and, accordingly, his base salary is set at the beginning of each fiscal year in Swiss francs.

Mr. Porter’s base salary was not increased during fiscal year 2011.

For fiscal year 2011, Mr. Larson’s base salary was increased from $390,000 to $420,000 until his retirement on December 31, 2011.

Ms. Smith was hired as Senior Vice President and Chief Financial Officer on June 1, 2011, with a minimum base salary of $475,000. Ms. Smith’s initial base salary was determined based on the Peer Data as well as the advice of E&Y.

Annual Cash Incentive Bonus

At the 2007 annual meeting of stockholders, our stockholders approved the Commercial Metals Company 2006 Cash Incentive Plan (the “2006 Cash Plan”), the purpose of which is to advance the interests of the Company and our stockholders by:

•

providing those employees designated by the Committee, which may include NEOs, other senior executives, senior managers and other employees, incentive compensation tied to stockholder goals for Company and individual performance;

•	identifying and rewarding superior performance;

•	providing competitive compensation to attract, motivate, and retain outstanding employees who achieve superior financial performance for us; and

•	fostering accountability and teamwork throughout the Company.

In accordance with the terms of the 2006 Cash Plan, the Committee establishes appropriate performance periods, designates those executives eligible to participate, sets the level of potential awards and determines the financial targets or other performance measures which, if attained, result in payment of awards (the “performance goals”). Management may periodically make recommendations as to these matters, but the Committee makes all decisions with respect to the implementation of the 2006 Cash Plan. In establishing performance goals, the Committee reviews industry and market conditions, projected general economic conditions, both our past and forecasted performance levels applicable to those executives with overall Company responsibilities and, with respect to Mr. Porter and Mr. Zoellner, each business unit for which they are responsible.

The performance period for the annual bonus (the “Annual Cash Incentive Bonus”) is our fiscal year. The Annual Cash Incentive Bonus is designed to focus our executives on short-term return and, in the case of business unit leaders, operating profit goals. We believe that these goals in concert help ensure that executives are focused on effectively utilizing our assets, maximizing operational efficiencies and seeking profitable growth opportunities.

The table below sets forth each NEOs fiscal year 2011 threshold, target and maximum bonus opportunities, expressed as a percentage of base salary. Target Annual Cash Incentive Bonus opportunity is designed to achieve, when combined with base salary, compensation at approximately the 50th percentile of Peer Data.

2011 Annual Cash Incentive Bonus Opportunity

Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2011

Name	Threshold	Target	Maximum
Murray R. McClean	N/A	100%	300%
Joseph Alvarado(1)	N/A	85%	250%
Hanns K. Zoellner	37.5%	75%	210%
Tracy L. Porter	37.5%	75%	210%
William B. Larson	N/A	75%	195%
Barbara R. Smith(2)	N/A	75%	195%

(1)	The bonus opportunities reported for Mr. Alvarado reflect his bonus opportunity as the Company’s Executive Vice President and COO.

(2)	Ms. Smith commenced employment with the Company in June 2011 and was eligible to receive a pro rata bonus payment reflecting the portion of the year in which she was employed by the Company.

The 2011 performance goals were based on overall Company performance and business unit performance. For Messrs. McClean, Alvarado and Larson and Ms. Smith, their 2011 Annual Cash Incentive Bonus was based entirely on overall Company FIFO Net Income and ROIC (each as defined below), with each performance goal weighted equally. For Messrs. Zoellner and Porter, their 2011 Annual Cash Incentive Bonus was based 50% on overall Company FIFO Net Income and ROIC and 50% on their respective business unit RONA and Operating Profit (each as defined below), with each performance goal weighted equally.

With regard to fiscal year 2011, the Committee ensured that the annual performance targets were aligned with the Company’s business plans to reinforce the Company’s goal to achieve the Company’s business plans. The portion of the bonus tied to CMC financial performance metrics was only payable if CMC achieved its target FIFO Net Income. If so achieved, target bonuses would be automatically paid. The portion of the NEOs’ bonus that was tied to business unit performance was payable only if the Company met its FIFO Net Income goal and both the RONA and Operating Profit goals were achieved. If RONA and Operating Profit goals were met, then bonuses would be automatically paid. Payouts for performance in excess of target are determined using straight line interpolation.

The following tables set forth the fiscal year 2011 performance goals applicable to each NEO.

Messrs. McClean, Larson and Alvarado and Ms. Smith’s 2011 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum
FIFO Net Income(1)	50%	N/A	$52M	$73.1M
ROIC(2)	50%	N/A	4.9%	6.9%

Mr. Zoellner’s 2011 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum
FIFO Net Income(1)	50%	N/A	$52M	$73.1M
ROIC(2)	50%	N/A	4.9%	6.9%

Business Unit Performance Goal (International Division)	Weighting	Threshold	Target	Maximum
RONA(3)	50%	7.4%	11.7%	16.3%
Operating Profit(4)	50%	$77.4M	$121.5M	$170.2M

Mr. Porter’s 2011 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum
FIFO Net Income(1)	50%	N/A	$52M	$73.1M
ROIC(2)	50%	N/A	4.9%	6.9%

Business Unit Performance Goal (Americas Division)	Weighting	Threshold	Target	Maximum
RONA(3)	50%	8.8%	12.2%	17.0%
Operating Profit(4)	50%	$134.3M	$184.6M	$258.5M

(1)	FIFO Net Income means net earnings calculated using the first in, first out (“FIFO”) inventory costing principle for all inventories.

(2)	ROIC means FIFO Net Income before interest expense divided by the sum of commercial paper, notes payable, current maturities of long-term debt, debt and stockholders equity.

(3)	For an applicable business unit, RONA means the percentage obtained by dividing Operating Profit by the value of average net assets, determined by using the FIFO inventory costing principle.

(4)	For an applicable business unit, Operating Profit means FIFO Net Income before income taxes, interest (both internal and external) and program/discount fees and expenses.

Our overall performance in fiscal year 2011, measured in terms of net earnings, did not met the threshold financial goals due to one-time, pre-tax charges related to the Company’s decision to exit the CMC Sisak mill in Croatia as well as the discontinuation of operations at five rebar fabricating locations and eight construction services locations. Because the Company failed to achieve the Company-wide threshold financial goals in fiscal year 2011, no fiscal year 2011 Annual Cash Incentive Bonus payments were paid to the NEOs under the 2006 Cash Plan. However, business unit level financial goals were achieved in most business units.

Discretionary Bonuses

In addition to the Annual Cash Incentive Bonus, the Committee may, in its discretion, approve additional discretionary cash awards to employees, including the NEOs (the “Annual Discretionary Incentive”). Any Annual Discretionary Incentive is calculated solely at the discretion of the Committee. The Annual Discretionary

Incentive allows the Committee to award discretionary bonuses in response to circumstances unforeseen at the beginning of the fiscal year. At the end of each fiscal year the Committee determines whether any discretionary awards are deemed warranted and, if so, in what amount. Each discretionary cash award is based on the Committee’s evaluation of the individual’s overall job performance, including (i) progress toward non-financial or less objective goals such as employee development, training, leadership and succession planning, (ii) a qualitative assessment of the business and competitive conditions in which we operate, and (iii) issues of internal pay equity and external benchmarking.

After reviewing the Company and individual performance for fiscal year 2011, the Committee determined that it was appropriate to award discretionary bonuses to certain of the NEOs to recognize and reward management for its strong operational performance during fiscal year 2011 and the long-term vision displayed by management in approving the decision to exit the CMC Sisak mill in Croatia and the discontinuation of operations at five rebar fabricating locations and eight construction services locations. In determining the Annual Discretionary Incentive to be paid to Messrs. Alvarado and Porter, the Committee also considered the strong performance of the Americas Division during fiscal year 2011. Accordingly, Messrs. Alvarado, Porter and Zoellner and Ms. Smith received discretionary bonuses of $750,000, $500,000, $200,000 and $50,000, respectively.

Long-Term Incentives

We maintain both a long-term cash incentive program and a long-term equity incentive program, each governed by their respective stockholder approved plans: the 2006 Cash Plan and the Commercial Metals Company 2006 Long Term Equity Incentive Plan (as amended and approved by stockholders in 2010) (the “2006 Equity Plan”). Through these programs we provided senior executives, including participating NEOs, the opportunity for cash and equity awards contingent on the attainment of multi-year performance goals. Acting in concert, the Annual Cash Incentive Bonus, the Annual Discretionary Incentive, and long-term incentive programs provide balanced cash incentives and equity incentives that reward executive focus on delivering both financial results and long-term growth. Both equity and cash are used in order to facilitate retention, provide long-term motivation and to focus executives on increasing stockholder value. The target long-term incentive awards are designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, approximately the 50th percentile, or slightly higher, of Peer Data and, when achieving maximum performance, to reach total compensation at the upper quartile or better of Peer Data.

Fiscal Year 2011 – Fiscal Year 2013 Combined Long-Term Incentive Program

In fiscal year 2011, the Committee elected to combine the cash and equity long-term incentive programs into a single program (“Combined Long-Term Incentive Program”) in order to (i) provide management incentives focused on long-term growth (3-year cumulative EBITDA targets (as defined below)) within certain profitability parameters (3-year ROIC targets (as defined below)), (ii) further align all direct compensation to fiscal year performance periods, (iii) simplify the communication of the long-term goals and their calculation metrics thereby enhancing the correlation between achievement of long-term goals and compensation, and (iv) ease long-term incentive program administration. The result is a long-term incentive program (with the equivalent cumulative potential value to executives as previously provided) utilizing three-year performance periods with awards to be selected and set annually at the discretion of the Committee from a mixture of potential awards, including: (i) time-vested restricted stock units; (ii) performance-vested stock units (with the actual payout of the award based on the level of attainment of cumulative EBITDA and ROIC targets over the performance period and settled partly in the Company’s stock and partly in cash); and (iii) time-vested stock appreciation rights and/or stock options.

In fiscal year 2011, the Committee approved the 2011 – 2013 Combined Long-Term Incentive Program with the long-term incentive awards to be delivered in the form of time-vested restricted stock units (“RSUs”) and performance-vested stock units (“PSUs”). The RSU awards vest ratably over a three-year period. For the PSUs, the performance period began on December 1, 2010 and will end on August 31, 2013. The PSU awards are measured over the performance period based on the achievement of growth in net earnings before interest (including accounts receivable securitization program expenses), taxes, depreciation, amortization and accrual for prior years’ long-term cash incentive awards (“EBITDA”), and return on invested capital (“ROIC”) targets. Under the terms of the award agreements, the Committee may exercise its discretion to reduce the award payments in the event that the Company’s total stockholder return is below the 40th percentile of the peer group. The 2011 – 2013 PSUs will be settled 50% in cash and 50% in stock, with the settlement value of the PSUs determined based on the closing share price on the last day of the performance period. A minimum performance level (threshold) is established below which no payment will be made to any participant as well as a target and maximum award payment for each participant. For the 2011 – 2013 performance period, the Committee established the payout formula to encourage strong, focused performance with each performance level representing what the Committee deemed to be stretch performance goals given the economic and market conditions at the time the goals were set.

The following table sets forth the target award opportunity, expressed as a percentage of base salary, under the 2011-2013 Combined Long-term Incentive Program.

Fiscal Year 2011 through 2013 Combined Long-Term Incentive Opportunity

Expressed as a Percentage of Base Salary at Beginning of Performance Period

Name	Threshold	Target	Maximum
Murray R. McClean	90%	200%	340%
Joseph Alvarado	80%	175%	300%
Hanns K. Zoellner	70%	150%	255%
Tracy L. Porter	70%	150%	255%
William B. Larson	70%	150%	255%
Barbara Smith(1)	N/A	N/A	N/A

(1)	Ms. Smith was not employed by the Company on the date on which the performance period commenced; however, pursuant to the terms of Ms. Smith’s employment, Ms. Smith received 20,000 RSUs in June 2011.

The following table sets forth the percentage of the aggregate long-term incentive target award to be delivered in the form of RSUs and PSUs.

Fiscal Year 2011 through 2013 Combined Long-Term Incentive Awards

Expressed as a Percentage of Base Salary at Beginning of Performance Period

		PSUs:
Name	RSU’s	Threshold LTI-EBITDA	Target LTI-EBITDA	Maximum LTI-EBITDA
Murray R. McClean	80%	10%	120%	260%
Joseph Alvarado	70%	10%	130%	230%
Hanns K. Zoellner	60%	10%	90%	195%
Tracy L. Porter	60%	10%	90%	195%
William B. Larson	60%	10%	90%	195%
Barbara Smith(1)	N/A	N/A	N/A	N/A

(1)	Ms. Smith was not employed by the Company on the date on which the performance period commenced; however, pursuant to the terms of Ms. Smith’s employment, Ms. Smith received 20,000 RSUs in June 2011.

Prior Years’ Long-Term Cash Incentive Programs

Prior to fiscal year 2011, the Committee granted both annual and long-term cash awards under the 2006 Cash Plan. At the beginning of each three-year performance period, the Committee established performance goals and set threshold, target and maximum achievement levels for award opportunities for each participant expressed as a percentage of that participant’s base salary in effect at the beginning of the performance period. Results were to be measured over the ensuing three-year performance period. Participants were to be paid cash awards following the end of each three-year period only if the Company achieved the performance goals. A minimum level (threshold) was established below which no payment would be made to any participant as well as a target and maximum award payment for each participant. For these performance periods, the Committee considered the establishment of high, yet attainable, results over a three-year performance period to be a significant factor in balancing short-term and longer term cash incentives as part of the Company’s executive compensation program.

For the 2009-2011 and 2010-2012 performance periods, growth in Company-wide EBITDA was used as the sole performance goal. The minimum hurdle to reach a threshold long-term cash incentive payment was a continuation of the Company’s record 2007 EBITDA multiplied by three (the “Threshold LTI-EBITDA”). Increases to the Threshold LTI-EBITDA were required over each three-year performance period to attain target and maximum payments. In order to attain the target payments, the Company was required to increase the Threshold LTI-EBITDA by 6%. In order to attain the maximum payments, the Company was required to increase the Threshold LTI-EBITDA by 8%. The Committee believed the use of growth in LTI-EBITDA over the performance period as a performance goal focused our executives on generation of earnings growth, a key factor in increasing stockholder value.

In the wake of the global financial crisis, and its depressive effect on economic conditions, the Company’s EBITDA growth outlook was correspondingly reduced. After reviewing the fiscal 2010-2012 performance goals and the Company’s growth outlook, the Committee believed that basing the prospective EBITDA goals on the highest EBITDA achieved would set unrealistic and, therefore, non-motivational goals for participants in the program. The Committee set an adjusted EBITDA target for the 2010-2012 performance period based on a combination of management’s internal five year plan, other factors including EBITDA estimates intended to drive stock price improvement, past practice and perceived achievability.

The following tables describe the payout opportunity set for threshold, target and maximum performance (expressed as a percentage of base salary at the beginning of each respective three-year period) for the 2009 – 2011 and 2010 – 2012 performance periods. Since the Threshold LTI-EBITDA level was not achieved for the 2009-2011 performance period, no long-term cash incentive payments were attributable to the three-year performance period ended August 31, 2011.

Fiscal Year 2009 through 2011 Long-Term Cash Incentive Opportunity

Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2009

Name	Threshold LTI-EBITDA $2,074,887,000(1)	Target LTI-EBITDA $2,199,380,000(1)	Maximum LTI-EBITDA $2,240,878,000(1)
Murray R. McClean	40%	80%	120%
Hanns K. Zoellner	35%	70%	105%
Tracy L. Porter	15%	30%	45%
William B. Larson	30%	60%	90%
Joseph Alvarado(2)	N/A	N/A	N/A
Barbara R. Smith(2)	N/A	N/A	N/A

(1)	These performance targets do not correspond to any financial guidance that we have provided or may provide for future periods and should not be considered as statements of our expectations or estimates of results. We specifically caution investors not to apply these statements to other contexts.

(2)	Mr. Alvarado and Ms. Smith did not receive grants under the long-term cash incentive program for the 2010-2012 performance period because they each began employment with the Company after the commencement of the performance period.

Fiscal Year 2010 through 2012 Long-Term Cash Incentive Opportunity

Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2010

Name	Threshold LTI-EBITDA $810,000,000(1)	Target LTI-EBITDA $858,000,000(1)	Maximum LTI-EBITDA $875,000,000(1)
Murray R. McClean	40%	80%	120%
Hanns K. Zoellner	35%	70%	105%
Tracy L. Porter	15%	30%	45%
William B. Larson	30%	60%	90%
Joseph Alvarado(2)	N/A	N/A	N/A
Barbara R. Smith(2)	N/A	N/A	N/A

(1)	These performance targets do not correspond to any financial guidance that we have provided or may provide for future periods and should not be considered as statements of our expectations or estimates of results. We specifically caution investors not to apply these statements to other contexts.
(2)	Mr. Alvarado and Ms. Smith did not receive grants under the long-term cash incentive program for the 2010-2012 performance period because they each began employment with the Company after the commencement of the performance period.

Retirement Bonuses Awarded to Messrs. McClean and Larson

In fiscal year 2011, the Committee approved retirement bonuses for Messrs. McClean and Larson in the amounts of $750,000 and $100,000, respectively. The retirement bonuses paid to Messrs. McClean and Larson were paid in recognition of the years of dedication and service to the Company and the efforts of each executive in assisting with the transition of their responsibilities to their successors.

Other Elements of Compensation

As described below, we also provide retirement benefits and health and other welfare benefits to our NEOs.

Retirement and Nonqualified Deferred Compensation Benefits

Profit Sharing and 401(k) Plan:    The primary tax qualified long-term compensation retirement plan we have for our employees in the United States is the Commercial Metals Company’s Profit Sharing and 401(k) Plan (the “PS/401(k) Plan”). The PS/401(k) Plan is a defined contribution plan and all Company contributions to the plan are discretionary. In addition, Mr. Zoellner participates in a Swiss pension plan applicable to employees based in Switzerland. This plan is described in further detail on page 48. The amounts contributed to the Swiss pension plan on behalf of Mr. Zoellner and the PS/401(k) Plan on behalf of each of the other NEOs are listed in the Summary Compensation Table on page 41.

Benefit Restoration Plan:    As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, the Company provides the Benefit Restoration Plan (“BRP”), a non-qualified plan for certain executives, including each of the NEOs, designated by the Committee, who are subject to federally mandated benefit limits in the PS/401(k) Plan. Following each calendar year-end, we credit to the participant’s account under the BRP a dollar amount equal to the amount of Company contributions that the participant would have received under the PS/401(k) Plan but for the limits imposed by law on Company contributions to that plan. A BRP participant may also elect to defer up to fifty percent (50%) of compensation into his or her BRP account. The Committee believes that the BRP is an important element of our long-term compensation program because it helps attract and retain talent in a competitive market. The amounts contributed to the BRP plan on behalf of each of the participating NEOs are listed in the Summary Compensation Table on page 41.

Supplemental Retirement Benefit to Mr. Zoellner:    In fiscal year 2010, we engaged Towers Watson in Zurich to review our Swiss pension plan to determine local competitiveness. Towers Watson found that for most employee age groups, the current Swiss pension plan contributions were competitive; however, Mr. Zoellner’s contributions were generally less than competitive over the last 10 years. Given the Company’s mandatory executive retirement age of 65, unlike other employees, Mr. Zoellner would not have enough future years of employment to make up for the contributions to be competitive. Therefore, the Committee determined that a payment in the amount of 198,935 Swiss francs (equivalent to $243,137 U.S. Dollars based on an exchange rate of .8182 Swiss francs to 1 U.S. Dollar which was the exchange rate on August 31, 2011) would be made to Mr. Zoellner in fiscal years 2010, 2011 and 2012, provided that Mr. Zoellner remained an employee of the Company.

Perquisites

We provide leased cars and related insurance and maintenance or, alternatively, car allowances to U.S.-based NEOs in order to facilitate the successful achievement of their and our performance. In addition, in fiscal year 2011 the Company incurred costs to relocate Ms. Smith to the Company’s headquarters. These relocation costs included costs associated with the sale of Ms. Smith’s home in Tampa, Florida. This relocation benefit was deemed to be important to the recruiting of Ms. Smith to the Company. We do not own or provide corporate aircraft, security services, personal tax or financial planning, an executive dining room or similar perquisites to the NEOs.

Medical and Other Welfare Benefits

Our U.S.-based NEOs, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and other employee benefits made available to employees.

Termination, Severance and Change in Control Benefits

In recognition of the years of dedication and service to the Company and the efforts of each executive in assisting with the transition of their responsibilities to their successors, in May 2011, the Committee approved a retirement agreement and amended and restated employment agreement for Messrs. Larson and McClean, respectively. Under these agreements, Messrs. McClean and Larson are each bound to certain post-employment restrictive covenants following their retirement. In consideration of Mr. Larson’s release of claims and his agreeing to be available to the Company for assistance in preparing financial statements for the current fiscal year and to perform other transition obligations, under Mr. Larson’s retirement agreement, Mr. Larson is entitled to the following on his retirement date: (i) a lump sum payment of $250,000; (ii) an amount equal to twenty days of accrued, unused vacation pay; (iii) subject to the discretion of the Compensation Committee, payment of the annual bonus for the current fiscal year as calculated and determined by the Committee; (iv) Company-paid COBRA coverage for eighteen months following the Retirement Date; (v) vesting of SARs, restricted stock, stock options, and/or certain PSUs, all to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (vi) a lump sum severance payment in an amount equal to two times his current base salary; and (vii) payment of all vested benefits, including benefits under any equity incentive plan, LTIP, PS/401(k) Plan and BRP. Pursuant to Mr. McClean’s amended and restated employment agreement, (i) the Company agreed to pay Mr. McClean a lump sum payment of $3,023,860 (representing 1.5 times his base salary and average bonus over the prior five years plus a $100,000 agreement non-renewal fee) and other specified benefits and payments in connection with his retirement from the Company, (ii) accelerated vesting of certain of Mr. McClean’s outstanding equity awards, and (iii) Mr. McClean agreed to a release and waiver of claims in favor of the Company. As noted above, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon his retirement on December 31, 2011. As a result, Mr. McClean will be eligible to receive the severance payments provided under his amended and restated employment agreement.

Also, during fiscal year 2011, the Company entered into an employment agreement with Ms. Smith governing the initial terms of Ms. Smith’s employment as our Senior Vice President and Chief Financial Officer. Ms. Smith’s agreement includes an initial base salary, initial equity grant and a one-time sign-on bonus, each as described in further detail in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The terms of Ms. Smith’s agreement were determined based on the input of E&Y, consideration of the forfeiture by Ms. Smith of compensation that would have been paid by her prior employer and the negotiations between the Committee and Ms. Smith.

As of August 31, 2011, the employment agreements with each of our NEOs provide severance benefits upon a qualifying termination of employment. In addition, we have entered into Executive Employment Continuity Agreements (“EECAs”) with each of the NEOs, other than Messrs. McClean and Larson, which provide for enhanced severance benefits in the event of a qualifying termination of employment within two years following a Change in Control (as defined in such agreements). The termination provisions included in the employment agreements and EECAs are further described below in the Potential Payments and Benefits Upon Termination or Change in Control section. The Committee believes the payments provided for under the employment agreements and EECAs upon a qualifying termination of employment to be reasonable in light of the non-competition obligations imposed upon the NEOs post-termination and in order to ensure that we have the continued attention and dedication of the executives during circumstances that could result in a change in control.

In addition to the EECAs, our equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control, as defined by such plans. Further, the 2006 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and further consistent with our best interests. We believe that accelerated vesting upon a Change in Control is appropriate in order for employees who remain with the Company or its successor after a Change in Control to be treated the same with regard to equity as the general stockholders of the Company.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation paid to our CEO and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our stockholders is not subject to the Code’s $1,000,000 deduction limit. Our 2006 Cash Plan and 2006 Equity Plan have been approved by our stockholders and awards under those plans that constitute “performance-based” compensation are not subject to the Code Section 162(m) deduction limit. We believe that all compensation paid to NEOs attributable to fiscal year 2011 will be tax deductible to us, except for discretionary bonuses paid to NEOs whose compensation exceeds the Code Section 162(m) threshold.

While the Committee believes that it is important for compensation paid to our NEOs to be tax deductible under the Code, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain, reward and motivate its highly-qualified executives.

Relationship between Prior Compensation and Current Compensation

The Committee periodically reviews tally sheets and wealth accumulation information considering all forms of Company paid compensation paid to NEOs, but does not specifically consider this information when making changes in base salary, cash compensation or equity compensation.

Stock Ownership Policy and Policy Regarding Hedging of Company Stock

The Board of Directors has implemented stock ownership guidelines for directors, all NEOs, other officers and certain designated senior level employees. The Board of Directors believes that minimum ownership guidelines serve to further align the interests of those covered by the guidelines with our stockholders. Executives who are hired or promoted into positions covered by the guidelines have three years following such date to attain the minimum ownership level applicable to their positions, while individuals who are elected to serve on the Board of Directors have five years from their election date to attain the minimum ownership level applicable to directors. The guidelines require ownership of Company stock with a value based on the grant date fair value or the purchase date fair value as determined on January 31st of each year, of not less than the following amounts:

•	Non-employee directors – five times the annual retainer paid to all non-employee directors;

•	President and CEO – five times base salary; and

•	Executive Vice Presidents, Senior Vice Presidents, each Company business segment President, the CFO and the General Counsel – three times base salary.

The greater of current fair market value and the grant date fair value of unvested restricted and performance shares of Company common stock and unexercised options, stock appreciation rights and similar equity incentives, vested or unvested, is included when determining the amount of stock ownership. As of January 31, 2011, all directors and NEOs have met or, within the applicable period, are expected to meet the stock ownership guidelines.

In 2002, the Board of Directors adopted an expanded policy on “insider trading” prohibiting all employees from buying or selling Company stock while aware of material nonpublic information, and prohibiting the disclosure of material nonpublic information to others who then trade in our securities. The policy is available on our website, www.cmc.com, in the Corporate Governance section. As part of this policy, certain other Company stock related transactions by directors, officers and employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless considered inappropriate for any director, officer or other employee of ours to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls or other similar derivative securities. The policy prohibits certain other transactions including hedging or monetization transactions, such as zero-cost collars, forward sale contracts and arrangements pledging Company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan). Prior to entering into such transactions, the policy requires notice to, review of the facts and circumstances by, and the pre-approval of, our General Counsel.

EXECUTIVE COMPENSATION

The following tables, footnotes and narratives, found on pages 41 through 59, provide information regarding the compensation, benefits and equity holdings in the Company for the NEOs.

FISCAL YEAR 2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)(5)		Stock Awards ($)			Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(8)			Total ($)
Murray R. McClean(1) Chairman of the Board, Former President and Chief Executive Officer	2011 2010 2009	$ $ $	786,539 630,000 654,231	$ $ $	750,000 0 0	$ $ $	1,660,620 1,576,800 533,400	(6)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	83,288 9,894 42,874		$ $ $	3,280,447 2,216,694 1,230,505
Joseph Alvarado(1) President and CEO, Former Executive Vice President and Chief Operating Officer	2011 2010	$ $	557,692 165,385	$ $	750,000 0	$ $	1,092,000 828,800	(6)	$ $	0 0	$ $	0 0	$ $	58,765 1,799		$ $	2,458,457 995,984
Hanns K. Zoellner(2) Executive Vice President CMC and President – International Division	2011 2010 2009	$ $ $	602,011 470,215 443,302	$ $ $	200,000 0 0	$ $ $	826,176 847,600 266,700	(6)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	336,231 263,986 65,663	(9)	$ $ $	1,964,418 1,581,801 775,665
Tracy L. Porter Senior Vice President CMC and President – CMC Americas Division	2011 2010	$ $	440,000 342,077	$ $	500,000 0	$ $	644,702 797,800	(6)	$ $	0 0	$ $	0 0	$ $	34,573 9,894		$ $	1,619,275 1,149,771
William B. Larson(3) Former Senior Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	407,308 351,000 364,500	$ $ $	100,000 0 0	$ $ $	615,420 847,600 222,250	(6)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	54,104 48,180 34,194		$ $ $	1,176,832 1,246,780 620,944
Barbara R. Smith(4) Senior Vice President and Chief Financial Officer	2011		$115,096		$300,000		$260,400	(7)		$0		$0		$400,002	(10)		$1,075,498

(1)	Mr. McClean served as the President and CEO through August 31, 2011 and Mr. Alvarado was appointed to the position of President and CEO, effective September 1, 2011.

(2)	Mr. Zoellner’s annual base salary is set in Swiss francs. The salary amount included in the table is calculated using the average monthly exchange rate in effect over the twelve months of the fiscal year during which the salary was actually paid (for fiscal year 2011 the rate was .9145 Swiss francs to 1 U.S. Dollar). The amounts shown for Mr. Zoellner’s fiscal year 2011 discretionary bonus, also paid in Swiss francs, use the exchange rate in effect at the time such bonus was paid (for fiscal year 2011 the rate was .8634 Swiss francs to 1 U.S. Dollar).

(3)	Mr. Larson resigned as Senior Vice President and Chief Financial Officer, effective June 1, 2011.

(4)	Ms. Smith commenced employment with the Company, effective June 1, 2011.

(5)	For Messrs. McClean and Larson, this amount represents retirement bonuses. For Ms. Smith, this amount also includes a sign-on bonus of $250,000 paid in November 2011 pursuant to the terms of Ms. Smith’s employment. For each of the other NEOs, this amount represents discretionary bonuses paid with respect to fiscal year 2011 performance.

(6)	Includes the grant date fair value of PSUs and RSUs awarded in fiscal year 2011 and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Grant date fair value for PSUs is based on the probable outcome of the performance-based vesting conditions as of the grant date. Assumptions used in determining these values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2011. The maximum value of the PSUs for Messrs. McClean, Alvarado, Zoellner, Porter and Larson, respectively, are as follows: $2,518,790, $1,403,906, $1,074,060, $838,126 and $800,030.

(7)	Includes the grant date fair value of RSUs awarded as of Ms. Smith’s date of hire and calculated in accordance with FASB ASC Topic 718. Assumptions used in determining this value can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2011.

(8)	For fiscal year 2011, this column includes contributions to the PS/401(k) Plan accounts of each of our participating NEOs as follows: $8,575 for each of Messrs. McClean and Porter, $12,174 for Mr. Alvarado, $9,950 for Mr. Larson, and $1,187 for Ms. Smith. This column also includes contributions to the BRP accounts of Mr. Alvarado of $31,651, Mr. Larson of $31,635, Mr. Porter of $25,998, and Mr. McClean of $55,684. Because Ms. Smith was newly hired in June 2011, she was not eligible to participate in the BRP for fiscal year 2011. All NEOs, except Mr. Zoellner, received a company furnished or reimbursed vehicle in fiscal year 2011, the value of which is included in this column if the amount is over $10,000. Messrs. Alvarado, McClean and Larson received vehicle-related amounts of $14,940, $19,029 and $12,519 respectively.

(9)	Includes Company’s contribution of $89,541 to the Swiss SOBP and of $3,553 to the Swiss BVG (as both are defined on page 48), paid in Swiss francs, and set forth here in U.S. Dollars based on the August 31, 2011 exchange rate of .8182 Swiss francs to 1 U.S. Dollar. This also includes a company pension make-up contribution of $243,137 paid in Swiss francs directly to Mr. Zoellner (as more fully described on page 48), and set forth here in U.S. Dollars based on the August 31, 2011 exchange rate.

(10)	This amount includes approximately $399,000 paid to or on behalf of Ms. Smith in connection with her relocation from Florida, including costs relating to the sale of Ms. Smith’s primary residence in Florida and a tax gross-up relating to Ms. Smith’s relocation benefits of approximately $107,000. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment to the service provider or Ms. Smith, as applicable.

Grants of Plan Based Awards

The following table and footnotes provide information regarding grants of plan based awards to NEOs in fiscal year 2011.

GRANTS OF PLAN BASED AWARDS

IN FISCAL YEAR 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value Of Stock and Option Awards(4)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Murray R. McClean	—	N/A	$850,000	$2,550,000	—	—	—	—	—
	1/18/2011	—	—	—	5,322	63,870	138,384	—	996,372
	1/18/2011	—	—	—	—	—	—	42,580	664,248
Joseph Alvarado		N/A	$552,500	$1,625,000	—	—	—	—	—
	1/18/2011	—	—	—	1,996	40,000	89,994	—	624,000
	1/18/2011	—	—	—	—	—	—	30,000	468,000
Hanns K. Zoellner	—	$211,447	$422,894	$1,184,101	—	—	—	—	—
	1/18/2011	—	—	—	3,530	31,776	68,850	—	495,705
	1/18/2011	—	—	—	—	—	—	21,184	330,470
Tracy L. Porter	—	$165,000	$330,000	$924,000	—	—	—	—	—
	1/18/2011	—	—	—	2,756	24,796	53,726	—	386,818
	1/18/2011	—	—	—	—	—	—	16,531	257,884
William B. Larson	—	N/A	$315,000	$819,000	—	—	—	—	—
	1/18/2011	—	—	—	2,630	23,670	51,284	—	369,252
	1/18/2011	—	—	—	—	—	—	15,780	246,168
Barbara R. Smith		N/A	$89,063	$231,563	—	—	—	—	—
	6/1/2011	—	—	—	—	—	—	20,000	260,400

(1)	Represents the Annual Cash Incentive Bonus under the 2006 Cash Plan. For Ms. Smith, the amount reported represents here prorated award opportunity, prorated to reflect the period during fiscal year 2011 in which she was employed by the Company. The 2006 Cash Plan and the terms of these awards are described in the section entitled “Annual Cash Incentive Bonus” on pages 31 through 33.

(2)

Represents PSUs with vesting based on the Company’s achievement of performance goals relating to ROIC and EBITDA (each as defined in the CD&A) during fiscal years 2011-2013. Fifty-percent (50%) of the vested PSUs will be settled in cash and 50% of the PSUs will be settled in Company Stock. Under the terms of the award agreement, the Committee may exercise its discretion to reduce the award payments in the event that the Company’s total stockholder return is below the 40th percentile of the peer group.

(3)	Represents RSUs that vest ratably over three years from the date of grant.

(4)	Represents the grant date fair value of PSUs and RSUs awarded in fiscal year 2011 and calculated in accordance with FASB ASC Topic 718. Grant date fair value for PSUs is based on the probable outcome of the performance-based vesting conditions as of the grant date. Assumptions used in determining these values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

We entered into an employment agreement with Mr. McClean on May 23, 2005, following his appointment to the position of Executive Vice President and COO, which has been amended four times: first on September 1, 2006, when he was named CEO and received an increase in annual base salary to $600,000; again on April 7,

2009, when we memorialized his increase in minimum base salary to $700,000 that was effective as of the beginning of fiscal year 2009 and extended the term of his agreement to August 31, 2010, with automatic annual renewal thereafter unless terminated by either party; and again on December 31, 2009, in order to bring certain provisions of his agreement into compliance with Section 409A of the Code. On May 23, 2011, we entered into an amended and restated employment agreement with Mr. McClean in connection with his transition to Chairman of the Board, effective as of September 1, 2011. Under the amended and restated employment agreement, Mr. McClean’s annual base salary equaled $850,000 until he transitioned from CEO to Chairman of the Board, at which point his annual base salary was reduced to $400,000. He was also eligible to participate in our annual bonus program for 2011, participate in or receive benefits under any plan or arrangement made generally available to our employees and receive a Company-provided vehicle, consistent with its policies with respect to senior corporate executives. Pursuant to the amended and restated employment agreement, (i) the Company agreed to pay Mr. McClean a lump sum payment of $3,023,860 (representing 1.5 times his base salary and average bonus over the prior five years plus a $100,000 agreement non-renewal fee) and eighteen months of continued healthcare benefits coverage following the expiration of his term as Chairman, followed by one year reimbursements of premiums for medical plan coverage, (ii) the vesting of certain of Mr. McClean’s outstanding equity awards would be accelerated, and (iii) Mr. McClean agreed to post-employment restrictive covenants and a release and waiver of claims in favor of the Company. See “Termination of Employment Contracts and Change in Control Agreements” for further information regarding the payments to be made to Mr. McClean upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Alvarado on April 16, 2010, employing him as the Company’s Executive Vice President and COO, which has been amended three times: first on April 8, 2011, when he was named President and COO and we increased his minimum base salary to $650,000; again on May 26, 2011, when he was named President and CEO, effective September 1, 2011; and most recently on September 1, 2011, when we extended the term of his agreement to August 31, 2013, with automatic annual renewal thereafter unless terminated by either party. Mr. Alvarado is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Alvarado is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Alvarado upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Zoellner on January 2, 1998, and amended and restated the agreement on June 1, 2010 to memorialize his position as Executive Vice President Commercial Metals Company and President of the CMC International Division, with a term until August 31, 2012. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. Pursuant to his employment agreement, he is to receive an annual base salary of 535,000 Swiss francs. The agreement provides that Mr. Zoellner and the Company will each pay one-half of the contributions to Mr. Zoellner’s statutory Swiss pension plan. He is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Zoellner is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Zoellner upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Porter on April 19, 2010, employing him as the Company’s Senior Vice President and President of the CMC/Americas Division with a term until April 19, 2012 at an annual base salary of $440,000. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. He is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Porter is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Porter upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Larson on June 1, 2010, employing him as the Company’s Senior Vice President and Chief Financial Officer with a term until August 31, 2012 at an annual base salary of $390,000. The agreement provided for automatic annual renewal for one year terms thereafter unless terminated by either party. Under the employment agreement, Mr. Larson was eligible to earn bonuses under our compensation program but received no guaranteed bonus amount. Mr. Larson was also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. On May 6, 2011, Mr. Larson and the Company entered into a Retirement and Transition Agreement in connection with his resignation of his position as Senior Vice President and Chief Financial Officer of the Company effective June 1, 2011, and his further resignation as an employee of the Company effective December 31, 2011 or such earlier date as the Company and Mr. Larson may mutually agree (the “Retirement Date”). In consideration of Mr. Larson agreeing to be available to the Company for assistance in preparing financial statements for the current fiscal year and to perform other transition obligations and for post-employment restrictive covenants as well as a release of claims, pursuant to the Retirement and Transition Agreement, Mr. Larson is entitled to the following on the Retirement Date: (i) a lump sum payment of $250,000; (ii) an amount equal to twenty days of accrued, unused vacation pay; (iii) subject to the discretion of the Compensation Committee, payment of the annual bonus for the current fiscal year as calculated and determined by the Committee; (iv) Company-paid COBRA coverage for eighteen months following the Retirement Date followed by one year of reimbursement of premiums for plan coverage; (v) vesting of SARs, restricted stock units, stock options and certain PSUs, to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (vi) a lump sum severance payment in the amount of $840,000 (equal to two times his current base salary); and (vii) payment of all vested benefits, including benefits under any equity incentive plan, LTIP, PS/401(k) Plan and BRP. In the event Mr. Larson departs with the consent of the Company, is relieved of his transition obligations, is discharged without cause or is asked to resign by the Company prior to the Retirement Date, the Company will pay Mr. Larson the cash equivalent for contributions and accruals for 2011 for Mr. Larson under the PS/401(k) Plan, BRP and any other plans or programs in which Mr. Larson currently participates as if Mr. Larson were employed on the Retirement Date. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Larson upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Ms. Smith on May 3, 2011, employing her as Senior Vice President and Chief Financial Officer. The term of her employment agreement continues until August 31, 2013, with automatic annual renewal thereafter unless terminated by either party. Pursuant to her employment agreement, Ms. Smith will receive a minimum annual base salary of $475,000 and benefits consistent with the Company’s executive compensation policies. Ms. Smith is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Ms. Smith is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. In addition, Ms. Smith received a one-time sign-on bonus in the amount of $250,000 to reimburse her for amounts forfeited by her related to her previous employment. Ms. Smith was also granted 20,000 RSUs on June 1, 2011. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Ms. Smith upon termination of her employment and/or a Change in Control.

The Potential Payments and Benefits Upon Termination or Change in Control Tables and narrative on pages 49 through 59 provide a description of the compensation to NEOs in the event of their termination following a Change in Control, as well as other events resulting in termination of employment. In all cases, the amounts of equity awards were calculated based on our closing share price of $11.75 on August 31, 2011.

Material terms of the grants of plan based awards are described in pages 31 through 33 where we have discussed the Annual Cash Incentive Bonus and pages 34 through 37 where we have discussed the long-term incentive awards. The fiscal year 2011 long-term incentive awards consisted of PSUs, with vesting based on EBITDA and ROIC, and RSUs, with time-based vesting over three years, as described in the section entitled “Long-Term Incentives” on pages 34 through 37. The percentage of salary and bonus of each of the NEOs as compared to the total compensation in the Summary Compensation Table is as follows: Mr. McClean (46%), Mr. Alvarado (53%), Mr. Zoellner (40%), Mr. Porter (58%), Mr. Larson (43%), and Ms. Smith (39%).

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and vested and unvested stock appreciation rights (“SARS”) and unvested PSUs and RSUs as of the end of fiscal year 2011. The market value of shares that have not vested was determined by multiplying the closing market price of our stock on August 31, 2011, $11.75, by the number of shares that have not vested.

OUTSTANDING EQUITY AWARDS

AT 2011 FISCAL YEAR-END

	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares Or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or other Rights That Have Not Vested
Name	Exercisable (#)	Unexercisable (#)
Murray R. McClean	85,000	0	$35.380	5/20/2015	75,000	(1)	$881,250	13,750	(2)	$161,563
	104,900	0	$34.280	6/22/2014	42,580	(5)	$724,286	60,000	(3)	$705,000
	26,300	0	$24.570	5/23/2013				5,322	(4)	$62,534
	37,600	0	$12.310	7/8/2012
Joseph Alvarado	—	—	—	—	35,000	(1)	$411,250	8,750	(2)	$102,813
					30,000	(5)	$510,300	1,996	(4)	$23,453
Hanns K. Zoellner	37,000	0	$35.380	5/20/2015	30,000	(1)	$352,500	10,000	(2)	$117,500
	51,790	0	$34.280	6/22/2014	21,184	(5)	$248,912	30,000	(3)	$352,500
	17,300	0	$24.570	5/23/2013				3,530	(4)	$41,478
Tracy L. Porter	7,230	0	$35.380	5/20/2015	40,000	(6)	$470,000
	12,040	0	$34.280	6/22/2014	16,531	(5)	$281,192	6,250	(2)	$73,438
	5,000	0	$24.570	5/23/2013				8,000	(3)	$94,000
	8,400	0	$12.310	7/8/2012				2,756	(4)	$32,383
William B. Larson	27,000	0	$35.380	5/20/2015	40,000	(1)	$470,000	7,500	(2)	$88,125
	36,710	0	$34.280	6/22/2014	15,780	(5)	$268,418	25,000	(3)	$293,750
	15,500	0	$24.570	5/23/2013				2,630	(4)	$30,903
	24,400	0	$12.310	7/8/2012
Barbara R. Smith	—	—	—	—	20,000	(7)	$288,800	—		—

(1)	Represents RSUs granted on June 3, 2010, with fifty percent (50%) vesting two years after the date of grant and the remaining fifty percent (50%) vesting four years after the date of grant.

(2)	Represents PSUs granted on June 3, 2010. Fifty-percent (50%) of the PSUs vest if the Company ranks at the 50th percentile on a total stockholder return basis as compared to the peer group with the total stockholder return based on the average of the closing prices for the month of June 2010 versus the average of the closing prices for the month of June 2013; and 100% of the PSUs vest if the Company ranks at or greater than the 60th percentile on a total stockholder return basis as compared to the peer group with the total stockholder return based on the average of the closing prices for the month of June 2010 versus the average of the closing prices for the month of June 2013. Vesting will be calculated on a straight line interpolation basis for a rank on a total stockholder return basis as compared to our peer group between the 50th percentile (with a vesting percentage of 50%) and 60th percentile (with a vesting percentage of 100%). The NEO must be employed by us on the date of vesting to receive the shares of common stock. The Committee has the discretion to accelerate the vesting of the PSUs upon retirement or early permitted retirement. In accordance with the SEC executive compensation disclosure rules, the amounts reported in this table are based on achieving threshold performance goals.

(3)

Represents PSUs granted on May 19, 2009 with vesting based on our stock price and total stockholder return. The PSUs vest upon the following: (i) for twenty (20) consecutive trading days between May 19, 2009 – May 19, 2012, the closing price of our common stock is at least $30.00 per share and we rank at or greater than the 50th percentile on a total stockholder return basis as compared to our peer group, with the total stockholder return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011; or (ii) for twenty (20) consecutive trading days between May 19, 2009 – May 19, 2012, the closing price of our common stock is at least $24.00 per share and we rank at or greater than the 80th percentile on a total stockholder return basis as compared to our peer group with the total stockholder return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011.

(4)

Represents PSUs with vesting based on the Company’s achievement of performance goals relating to ROIC and EBITDA (each as defined in the CD&A) during fiscal years 2011-2013. Under the terms of the award agreement, the Committee may exercise its discretion to reduce the award payments in the event that the Company’s total stockholder return is below the 40th percentile of the peer group. In accordance with the SEC executive compensation disclosure rules, the amounts reported in this table are based on achieving threshold performance goals.

(5)	Represents RSUs granted on January 18, 2011, with one-third of the award vesting after one year from the date of grant, one-third vesting after two years from the date of grant and the remaining one-third vesting three years after the date of grant.

(6)	Represents RSUs granted on June 3, 2010, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(7)	Represents RSUs granted on June 1, 2011, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

Options or SARs Exercised and Stock Vested

The following table provides information regarding stock option and SAR exercises and stock vesting during fiscal year 2011 for the NEOs.

OPTION/SARS EXERCISES AND STOCK VESTED

IN FISCAL YEAR 2011

	Option/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Murray R. McClean	60,000	$530,280	0	$0
Joseph Alvarado	0	$0	0	$0
Hanns K. Zoellner	27,800	$116,899	0	$0
Tracy L. Porter	0	$0	13,333	$189,462
William B. Larson	60,000	$501,480	0	$0
Barbara R. Smith	0	$0	0	$0

Nonqualified Defined Contributions and Other Deferred Compensation Plans

All of the NEOs, excluding Mr. Zoellner due to his Swiss residence and Ms. Smith due to her 2011 hire, have previously been designated by the Committee as being eligible to participate in the BRP. Participants can elect to defer W-2 earnings, including annual bonus awards, to a maximum of 50% of such earnings. Deferrals are matched up to 3.5% and matching contributions vest after two years of service. Annually, BRP participants must elect, prior to the fiscal year in which the compensation to be credited or deferred to the BRP is earned, the time at which they want distributions from the BRP. Amounts may be deferred for a minimum of one year. Distribution election options include commencement upon retirement either in a lump sum or installments or at a set future date either in lump sum or installments even if employment continues with us. In the event of death or disability, the participant or his or her estate will receive a lump sum payment. The payment of amounts deferred by NEOs after December 31, 2004 and that are to be paid after termination of employment, will be delayed for six months following termination of employment in order to comply with Section 409A of the Code.

Amounts deferred into the BRP by the participant as well as contributions by us are credited with market earnings or losses based on the participant’s self directed investment election and allocation among a group of mutual funds. The mutual funds available in the BRP have investment objectives similar, but not identical to, those funds available to all employees under our tax-qualified plan. There is no above-market or preferential interest rates credited on any compensation deferred in the BRP. Participants may change fund choices on a daily basis to the extent permitted by the funds.

Mr. Zoellner resides in Switzerland, is not a U.S. citizen and does not participate in the PS/401(k) Plan or the BRP. He participates instead in the Swiss Federal Law on Occupations Retirement, Survivors’ and Disability Pension Plan (the “BVG”) as well as a Supplementary Occupational Benefits Plan (the “SOBP,” collectively with the BVG, the “Swiss pension plan”), both of which are defined contribution plans.

Combined, the Company and Mr. Zoellner contribute 25% of his base salary to the BVG in accordance with the requirements of the BVG and in accordance with the common practice of similarly situated Swiss companies. The BVG mandates that the employer must pay at least 50% of the mandated minimum contribution on behalf of the employee. Contributions earn a statutory interest rate of two percent (2%) and are paid at retirement by the insurance company that manages the BVG. The participant is eligible to receive the accumulated contributions plus accumulated interest at retirement either in lump sum or monthly payments similar to a life annuity.

We have elected, per Swiss regulations, to offer our employees in Mr. Zoellner’s age category (55 to 65 years of age), a total combined contribution of twenty-five percent (25%) with respect to the first 58,140 Swiss francs earned by the employee. We contribute fifteen percent (15%) to the BVG and Mr. Zoellner contributes ten percent (10%). Under Swiss law, Mr. Zoellner is eligible to make, and has made, catch up contributions to the BVG.

Mr. Zoellner also participates in the SOBP. The SOBP is a defined contribution plan that allows for contributions by the employer, as well as deferral elections by the employee, in excess of those allowed under the BVG. To be eligible to participate in the SOBP, an employee must first have maximized his and his employer’s contributions to the BVG. The table below provides information regarding Mr. Zoellner’s participation in the BVG and SOBP. Since the SOBP chosen by us bases our contribution only on the employee’s base salary and not on total compensation, the employee can make personal contributions up to the maximum limit allowed by the Swiss tax law. During fiscal year 2011, Mr. Zoellner did not make such additional personal contributions.

In fiscal year 2010, we engaged Towers Watson in Zurich to review our Swiss pension plan to determine local competitiveness. Towers Watson found that for most employee age groups, the current Swiss pension plan contributions were competitive; however, Mr. Zoellner’s contributions were generally less than competitive over the last 10 years. Given the Company’s mandatory executive retirement age of 65, unlike other employees, Mr. Zoellner would not have enough future years of employment to make up for the contributions to be competitive. Therefore, the Committee determined that a payment in the amount of 198,935 Swiss francs (equivalent to $243,137 U.S. Dollars based on an exchange rate of .8182 Swiss francs to 1 U.S. Dollar which was the exchange rate on August 31, 2011) would be made to Mr. Zoellner in fiscal years 2010, 2011 and 2012, provided that Mr. Zoellner remained an employee of the Company. The make-up contribution is not reflected in the table below as it was made directly to Mr. Zoellner and not through the Swiss pension plan.

The following table and footnotes provide information regarding non-qualified deferred compensation plans during fiscal year 2011 for the NEOs.

FISCAL YEAR 2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive’s Contribution in Last FY ($)		Registrant’s Contributions in Last FY ($)(1)		Aggregate Earnings (Losses) in Last FY	Aggregate Balance at Last FY
Murray R. McClean	$225,000		$55,685		$532,609	$4,564,678	(2)
Joseph Alvarado	$75,000		$31,651		$0	$106,651
Hanns K. Zoellner(3)	$62,062	(4)	$93,093	(5)	$39,540	$5,821,425	(6)
Tracy L. Porter	$199,390		$25,998		$7,160	$737,585	(7)
William B. Larson	$131,162		$31,635		$389,050	$3,554,612	(8)
Barbara R. Smith	$0		$0		$0	$0	(9)

(1)	As described in Footnotes 8 and 9 to the Summary Compensation Table on page 42.

(2)	Approximately 44% of the aggregate balance at 2011 fiscal year end results from Mr. McClean’s voluntary deferrals of compensation to the BRP since his participation began in 2001.

(3)	The figures in this table represent contributions on the part of Mr. Zoellner and us to both the BVG and SOBP retirement plans. Contributions to Mr. Zoellner’s plan are made in Swiss francs. The conversion rate for fiscal year 2011 is .8182 Swiss francs to 1 U.S. Dollar, which was the exchange rate on August 31, 2011.

(4)	Represents Mr. Zoellner’s contributions of $59,694 to the SOBP and $2,369 to the BVG.

(5)	Represents Company contributions of $3,553 to the SOBP and $89,541 to the BVG.

(6)	Approximately 72% of the aggregate balance at 2011 fiscal year end results from Mr. Zoellner’s voluntary deferrals of compensation to the SOBP and BVG since his participation began in 1991.

(7)	Approximately 44% of the aggregate balance at 2011 fiscal year end results from Mr. Porter’s voluntary deferrals of compensation to the BRP since his participation began in 1999.

(8)	Approximately 44% of the aggregate balance at 2011 fiscal year end results from Mr. Larson’s voluntary deferrals of compensation to the BRP since his participation began in 1995.

(9)	Ms. Smith did not participate in the non-qualified deferred compensation plan for fiscal year 2011.

Potential Payments and Benefits Upon Termination or Change in Control

Under our executive compensation program, severance payments and the provision of benefits can be triggered upon termination of an NEO’s employment and following a Change in Control. These payments may include payments resulting from the employment agreements and EECAs discussed below. The events that may trigger different severance payments and benefits are classified as follows:

•	Voluntary Resignation

•	Retirement

•	Involuntary Termination Without Cause or Good Reason

•	For Cause Termination

•	Change in Control With No Termination

•	Change in Control With Involuntary or Good Reason Termination

•	Permanent Disability

•	Death

Employment Agreements

Below is a description of the termination provisions included in each of the employment agreements and EECAs. The NEOs are also bound under the terms of their employment agreements to certain non-competition provisions during the term of the employment and for eighteen months thereafter and certain non-solicitation restrictions for a period of two years after termination of employment.

McClean Agreement.    As of August 31, 2011, if we terminated Mr. McClean’s employment due to death or disability, he or his respective estate would have received: (i) any applicable life insurance or disability benefits; (ii) a lump sum payment of $50,000; (iii) a pro-rata share of any applicable bonus as determined by the Board of Directors, if such disability occurred prior to September 1, 2011; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. As of August 31, 2011 if we terminated Mr. McClean without cause or if he terminates for good reason or upon expiration of the agreement, he would have received: (i) a lump sum payment of $3,023,860 (representing 1.5 times his base salary and average bonus over the prior five years plus a $100,000 agreement non-renewal fee); (ii) a cash payment equivalent to a portion of the PSUs granted on January 18, 2011 in lieu of accelerated vesting rights which he forfeits for the remainder of the grant; and (iii) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements. If we terminated Mr. McClean’s employment for cause, then we would have no further payment obligations. Upon a Change in Control accompanied by his termination without cause by us or for good reason by Mr. McClean within twelve months of the Change in Control, he would have received: (i) a lump sum payment equal to two times his then current annual base salary; (ii) a cash payment equal to two times the average annual bonus received by him for the five fiscal year period ending with our last completed fiscal year prior to the Change in Control; (iii) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (iv) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts; and (v) continued participation for 24 months in all benefits under welfare benefit plans, including medical, prescription, dental, disability, group life, accidental death and travel accident insurance on terms no less favorable than those contained in the Company’s form EECA. Pursuant to his amended and restated employment agreement, (i) the Company agreed to pay Mr. McClean a lump sum payment of $3,023,860 and eighteen months of continued healthcare benefits coverage following the expiration of his term as Chairman, followed by one year of reimbursements of premiums for medical plan coverage, (ii) accelerated vesting of certain of Mr. McClean’s outstanding equity awards, and (iii) Mr. McClean agreed to post-employment restriction covenants and a release and waiver of claims in favor of the Company. As noted above, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon his retirement on December 31, 2011. As a result, Mr. McClean will be eligible to receive the severance payments provided under his amended and restated employment agreement.

Under Mr. McClean’s amended and restated employment agreement, “cause” is defined as Mr. McClean’s: (1) breach of any material provision of the agreement; (2) act constituting a felony or otherwise involving theft, embezzlement, fraud, or gross dishonesty; (3) act involving moral turpitude or willful misconduct that, in the good faith judgment of the Board of Directors either (i) causes material economic harm to the Company or its affiliates, (ii) brings substantial discredit to the reputation of the Company or its affiliates, or (iii) damages or interferes with the relationships of the Company or any of its affiliates with any of their customers, suppliers, employees or other agents; (4) gross negligence in the performance of his duties as an employee, officer, or director of the Company or any affiliate; (5) breach of his fiduciary obligations to the Company; or (6) chemical dependence which adversely affects the performance of his duties and responsibilities to the Company.

Alvarado, Smith and Porter Agreements.    If we terminate Mr. Alvarado’s, Ms. Smith’s or Mr. Porter’s employment for cause under the terms of their respective employment agreements or under the applicable law or if either such executive terminates his or her own employment without good reason, then we have no further payment obligations to him or her, except accrued and unused vacation. If such NEO’s employment is terminated due to death or disability, such executive or his or her respective estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due under the 2006 Cash Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we terminate Mr. Alvarado’s or Mr. Porter’s employment without cause, if Mr. Alvarado or Mr. Porter terminates for good reason, or if we do not renew such NEO’s employment agreement, pursuant to such NEO’s employment agreement, he shall be entitled to: (i) a lump sum payment equal to 1.5 times the executive’s then current annual base salary; (ii) a cash payment in lieu of a bonus equal to the greater of (a) 1.5 times the average annual bonus received by such executive for the five fiscal year period ending with our last completed fiscal year prior to the termination or (b) his annual bonus target as established by the Board of Directors for our last completed fiscal year prior to the termination, the foregoing when combined with (i) not to exceed two times the executive’s then current annual base salary; and (iii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we terminate Ms. Smith’s employment without cause, if she terminates for good reason, or if we do not renew her employment agreement, pursuant to her employment agreement, she shall be entitled to: (i) an amount equal to two times her then current annual base salary; and (ii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

Under Mr. Alvarado’s, Ms. Smith’s and Mr. Porter’s employment agreements, “cause” is defined as the executive’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to such executive’s employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under such executive’s employment agreement; or (iv) commission of an act in performing such executive’s duties amounting to gross negligence or willful misconduct. Under Mr. Alvarado’s and Mr. Porter’s employment agreements, “good reason” is defined as our breach of the agreement, a significant reduction in the executive’s responsibilities or compensation, or our requiring the executive to work at a location more than 50 miles from our current location. Under Ms. Smith’s employment agreement, “good reason” is defined as our breach of the agreement or a significant reduction in Ms. Smith’s responsibilities or compensation.

Zoellner Agreement.    If we terminate Mr. Zoellner’s employment for cause under the terms of his employment agreement or under the applicable law or if he terminates his own employment without good reason, then we have no further payment obligations to him, except accrued and unused vacation. If his employment is terminated due to death or disability, he or his estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due to him under the 2006 Cash Plan; and (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements. If we terminate Mr. Zoellner’s employment without cause, if he terminates for good reason, or if we do not renew his employment agreement, pursuant to his employment agreement, we must pay him the equivalent of his then current base salary for two years and accrued and unused vacation.

Under his employment agreement, “cause” is defined as Mr. Zoellner’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement or a significant reduction in Mr. Zoellner’s responsibilities or compensation.

Larson Agreement.    If we had terminated Mr. Larson’s employment for cause under the terms of his employment agreement or under applicable law or if he had terminated his own employment, then we would have had no further payment obligations to him, except accrued and unused vacation. If we had terminated his employment due to death or disability, he or his respective estate would have been entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due to him under the 2006 Cash Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we had terminated his employment without cause, if he had terminated for good reason, or if we did not renew his employment agreement, pursuant to his employment agreement, he would have been entitled to: (i) an amount equal to two times his then current annual base salary; and (ii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. On May 6, 2011, Mr. Larson and the Company entered into a Retirement and Transition Agreement in connection with his resignation of his position as Senior Vice President and Chief Financial Officer of the Company effective June 1, 2011, and his further resignation as an employee of the Company effective December 31, 2011 or such earlier date as the Company and Mr. Larson may mutually agree (the “Retirement Date”). Pursuant to the Retirement and Transition Agreement, Mr. Larson is entitled to the following on the Retirement Date: (i) a lump sum payment of $250,000; (ii) an amount equal to twenty days of accrued, unused vacation pay; (iii) payment of the annual bonus for the current fiscal year as calculated and determined by the Committee; (iv) Company-paid COBRA coverage for eighteen months following the Retirement Date followed by one year of reimbursement of premiums for plan coverage; (v) vesting of SARs, restricted stock units, stock options and certain PSUs, all to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (vi) a lump sum severance payment in the amount of $840,000 (equal to two times his current base salary); and (vii) payment of all vested benefits, including benefits under any equity incentive plan, LTIP, PS/401(k) Plan and BRP. In the event Mr. Larson departs with the consent of the Company, is relieved of his transition obligations, is discharged without cause or is asked to resign by the Company prior to the Retirement Date, the Company will pay Mr. Larson the cash equivalent for contributions and accruals for 2011 for Mr. Larson under the PS/401(k) Plan, BRP and any other plans or programs in which Mr. Larson currently participates as if Mr. Larson were employed on the Retirement Date.

Under Mr. Larson’s employment agreement, “cause” is defined as Mr. Larson’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement or a significant reduction in Mr. Larson’s responsibilities or compensation.

EECA Agreements.    In April 2006, our Board of Directors authorized the execution of a form Executive Employment Continuity Agreement (the “EECA”) with certain key executives, including each of the NEOs other than Mr. McClean. The EECA is intended to ensure that we will have the continued attention and dedication of the executive during events that might lead to, and in the event of, a Change in Control of the Company. Should a Change in Control occur, we have agreed to continue to employ each executive for a period of two years thereafter (the “Employment Period”). The EECAs terminate two years after a Change in Control.

During the Employment Period, each executive will continue to receive: (i) an annual base salary equal to at least the executive’s base salary before the Change in Control; (ii) cash bonus opportunities equivalent to that available to the executive under our annual and long-term cash incentive plans in effect immediately preceding the Change in Control; and (iii) continued participation in all incentive, including equity incentive, savings, deferred compensation, retirement plans, welfare benefit plans and other employee benefits on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control.

Should the executive’s employment be terminated during the Employment Period for other than cause or disability (including Constructive Termination (as defined below)), the EECA requires us to pay certain severance benefits to the executive in a lump sum within 30 days following termination. The severance benefits for Ms. Smith and Messrs. Alvarado, Zoellner, Porter and Larson include an amount equal to four times the highest base salary in effect at any time during the twelve month period prior to the Change in Control as well as unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination. Company contributions to retirement plans and participation, including that of the executive’s eligible dependents, in Company provided welfare plan benefits will be continued for two years following termination. The executive shall become fully vested in all stock incentive awards and all stock options shall remain exercisable for the remainder of their term. The EECA contains a “double trigger” in that there must be present both a Change in Control and a termination of the executive in order to trigger severance payments under these agreements. We believe that this double trigger and the absence of a tax gross-up (as discussed below) is a reasonable trigger for severance compensation under the EECAs and that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events.

The EECA does not provide for a “tax gross up” reimbursement payment by us to the executive for taxes, including excise taxes under Section 4999 of the Code, that the employee may owe as a result of receipt of payments under the EECA. The EECA does require us to determine if the payments to an executive under the EECA combined with any other payments or benefits to which the executive may be entitled (in aggregate the “Change in Control Payments”) would result in the imposition on the executive of the excise tax under Section 4999. We will either reduce the Change in Control Payments to the maximum amount which would not result in imposition of the Section 4999 excise tax or pay the entire Change in Control Payment to the executive if, even after the executive’s payment of the Section 4999 excise tax, the executive would receive a larger net amount.

In the event the executive is terminated more than two years following a Change in Control, no severance benefits are provided under the EECA. The EECA provides that the executive not disclose any confidential information relating to us and, for a period of one year following termination of employment, not compete with the business as conducted by the Company within 100 miles of a Company facility nor solicit or hire employees of the Company or knowingly permit (to the extent reasonably within the executive’s control) any business or entity that employs the executive or in which the executive has an ownership interest to hire Company employees. If a court rules that the executive has violated these provisions, the rights of the executive under the EECA will terminate.

Plan Awards.    In addition to the EECAs, our equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control, as defined by such plans. Under the Company’s long-term incentive program and except as otherwise provided for in an agreement, PSUs vest at target performance levels upon a Change in Control. Further, the 2006 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Code, and further consistent with our best interests. We believe that accelerated vesting upon a Change in Control is appropriate in order for employees who remain with the Company or its successor after a Change in Control to be treated the same with regard to equity as the general stockholders of the Company.

The EECA, cash and equity incentive plans define a Change in Control to be the occurrence of one of the following events: (i) the acquisition of twenty-five percent (25%) or more of our outstanding voting securities; (ii) the replacement of a majority of the members of the Board of Directors by directors not approved by the incumbents; (iii) the sale of substantially all of our assets to an entity of which we own less than fifty percent (50%) of the voting securities; or (iv) the merger of the Company resulting in the pre-merger stockholders of the Company not controlling at least fifty percent (50%) of the post-merger voting securities. The EECA defines Constructive Termination as the failure to maintain the executive in the position held by him prior to the Change in Control, a material adverse change in the executive’s responsibilities, the failure to pay the amounts due to him under the EECA, or requiring the executive to relocate more than 50 miles from his workplace. The definition of Change in Control in Mr. McClean’s employment agreement is the occurrence of one of the following: (i) the merger of the Company resulting in the pre-merger stockholders not having the same proportionate ownership of stock in the surviving corporation; (ii) the sale of substantially all of our assets; (iii) stockholder approval of our liquidation; (iv) the replacement of a majority of the members of the Board of Directors by directors not approved by the incumbents; or (v) the acquisition of twenty percent (20%) or more of our outstanding voting securities.

In order to describe the payments and benefits that are triggered for each event, we have created the following tables for each NEO estimating the payments and benefits that would be paid under each element of our compensation program assuming that the NEO’s employment terminated or the Change in Control occurred on August 31, 2011, the last day of our 2011 fiscal year. In all cases the amounts were valued as of August 31, 2011, based upon, where applicable, a closing share price of $11.75. The amounts in the following tables are calculated as of August 31, 2011 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Murray R. McClean Executive Benefits and Payments Upon Termination	Voluntary Resignation (7)	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination (8)	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$3,023,860	$3,023,860	$3,023,860	$0	$0	$1,700,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$1,971,980	$0	$0
Long-term Incentives
Restricted Stock/ PSUs
Unvested and accelerated(2)	$2,152,894	$2,152,894	$2,152,894	$0	$3,483,288	$3,483,288	$2,539,367	$2,539,367
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0	$0	$0
Welfare Continuation Benefit(3)	$58,408	$58,408	$58,408	$0	$0	$58,907	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(4)	$0	$0	$0	$0	$0	$0	$360,000	$0
Additional Payment from CMC(5)	$0	$0	$0	$0	$0	$0	$50,000	$50,000
Accrued Vacation Pay(6)	$65,385	$65,385	$65,385	$65,385	$0	$65,385	$65,385	$65,385

Total	$5,300,547	$5,300,547	$5,300,547	$65,385	$3,483,288	$7,279,560	$3,014,752	$3,654,752

(1)	Amounts reported are calculated pursuant to Mr. McClean’s employment agreement described on page 50.

(2)	The awards granted in fiscal year 2011 vest pro-rata on retirement, death or disability and 100% in the event of a Change in Control. All unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and fiscal year 2011 coverage.

(4)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65, or a maximum of three years if executive is age 63 when he becomes disabled.

(5)	Pursuant to the terms of Mr. McClean’s employment agreement as described on page 50.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	For purposes of this table, we have assumed that the Compensation Committee would treat a voluntary resignation and involuntary termination without cause or good reason termination the same as Mr. McClean’s retirement.

(8)	As noted above, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon his retirement on December 31, 2011. As a result, Mr. McClean will be eligible to receive these amounts in connection with his December 2011 retirement.

Joseph Alvarado Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$975,000	$0	$0	$2,600,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$325,000	$0	$0	$0	$0	$0
Long-term Incentives
Restricted Stock/PSUs
Unvested and accelerated(2)	$0	$0	$0	$0	$1,645,000	$1,645,000	$1,022,725	$1,022,725
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$1,157,754	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$56,991	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$710,000	$0
Accrued Vacation Pay(6)	$50,000	$50,000	$50,000	$50,000	$0	$50,000	$50,000	$50,000

Total	$50,000	$50,000	$1,350,000	$50,000	$1,645,000	$5,509,745	$1,782,725	$2,072,725

(1)	Amounts reported for base salary and bonus are calculated pursuant to Mr. Alvarado’s employment agreement and Executive Employment Continuing Agreement described on pages 50 and 52.

(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal year 2010 automatically vest 100% upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. Awards granted in fiscal year 2011 vest pro rata upon death or permanent disability and vest 100% upon a Change in Control.

(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the Executive Employment Continuity Agreement.

(4)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and actual fiscal year 2011 coverage.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Mr. Alvarado is not retiree eligible based on his length of service with the Company.

Hanns K. Zoellner Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$1,359,008	$0	$0	$2,718,015	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives/PSUs
Unvested and accelerated(2)	$975,166	$975,166	$975,166	$0	$1,797,280	$1,797,280	$1,327,666	$1,327,666
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0	$0	$0
Welfare Continuation Benefit	$0	$0	$0	$0	$0	$0	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$583,718
Disability Benefits(3)	$0	$0	$0	$0	$0	$0	$911,558	$0
Accrued Vacation Pay(4)	$52,270	$52,270	$52,270	$52,270	$0	$52,270	$52,270	$52,270

Total	$1,027,436	$1,027,436	$2,386,444	$52,270	$1,797,280	$4,567,565	$2,291,494	$1,963,654

(1)	The 2006 Cash Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2011 Annual Cash Incentive Bonus and assume no pro-rata amount is due for retirement on August 31, 2011. Amounts reported for base salary are calculated pursuant to Mr. Zoellner’s employment agreement and Executive Employment Continuing Agreement. The bonus is paid in Swiss francs, but the amount included in the table is calculated using the exchange rate in effect as of August 31, 2011. On August 31, 2011, the exchange rate was .8281 Swiss francs to 1 U.S. Dollar.

(2)	Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. Awards granted in fiscal year 2011 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65. The amount is calculated using the exchange rate in effect as of August 31, 2011. On August 31, 2011, the exchange rate was .8281 Swiss francs to 1 U.S. Dollar.

(4)	As required by law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination. The amount is calculated using the exchange rate in effect as of August 31, 2011. On August 31, 2011, the exchange rate was .8281 Swiss francs to 1 U.S. Dollar.

Tracy L. Porter Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$660,000	$0	$0	$1,760,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$220,000	$0	$0	$0	$0	$0
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$726,218	$726,218	$726,218	$0	$1,186,680	$1,186,680	$820,218	$820,218
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$797,542	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$26,682	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$880,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$1,320,000	$0
Accrued Vacation Pay(6)	$33,846	$33,846	$33,846	$33,846	$0	$33,846	$33,846	$33,846

Total	$760,064	$760,064	$1,640,064	$33,846	$1,186,680	$3,804,750	$2,174,064	$1,734,064

(1)	The 2006 Cash Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2011 Annual Cash Incentive Bonus and assume no pro-rata amount is due for retirement on August 31, 2011. Amounts reported for base salary and bonus are calculated pursuant to Mr. Porter’s employment agreement and Executive Employment Continuing Agreement described on pages 50 and 52.

(2)	Awards granted in fiscal year 2010 automatically vest 100% upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. Awards granted in fiscal year 2011 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the Executive Employment Continuity Agreement.

(4)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and actual fiscal year 2011 coverage.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

William B. Larson(1) Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary	$1,090,000	$1,090,000	$1,090,000	$0	$0	$1,090,000	$1,090,000	$1,090,000
Annual Cash Incentive Bonus	$0	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives
Restricted Stock/PSUs Unvested and Accelerated(1)	$990,673	$990,673	$990,673	$0	$0	$990,673	$1,284,423	$1,284,423
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0	$0	$0
Welfare Continuation Benefit(3)	$71,047	$71,047	$71,047	$0	$0	$71,047	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$840,000
Disability Benefits(4)	$0	$0	$0	$0	$0	$0	$750,000	$0
Accrued Vacation Pay(5)	$32,308	$32,308	$32,308	$32,308	$0	$32,308	$32,308	$32,308

Total	$2,184,028	$2,184,028	$2,184,028	$32,308	$0	$2,184,028	$3,156,731	$3,246,731

(1)	Mr. Larson’s Retirement and Transition Agreement superseded Mr. Larson’s employment agreement and EECA. Accordingly, under that agreement, Mr. Larson is only eligible to receive benefits upon retirement and an involuntary termination by the Company without cause or termination by Mr. Larson for good reason.

(2)	Pursuant to the terms of the grant agreements, all unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported are based on estimated costs for eighteen months based upon 2012 premiums and actual fiscal year 2011 costs.

(4)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(5)	Pursuant to Mr. Larson’s Retirement and Transition Agreement, Mr. Larson is entitled to an amount equal to 20 days of accrued, unused vacation pay on his Retirement Date.

Barbara R. Smith Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$950,000	$0	$0	$1,900,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives Restricted Stock/PSUs
Unvested and Accelerated(2)	$0	$0	$0	$0	$235,000	$235,000	$19,530	$19,530
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$494,581	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$51,803	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$950,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$2,020,000	$0
Accrued Vacation Pay(6)	$36,538	$36,538	$36,538	$36,538	$0	$36,538	$36,538	$36,538

Total	$36,538	$36,538	$986,538	$36,538	$235,000	$2,717,922	$2,076,068	$1,006,068

(1)	Amounts reported for base salary are calculated pursuant to Ms. Smith’s employment agreement and Executive Employment Continuing Agreement described on pages 50 and 52. As noted in footnote 7 below, Ms. Smith is not retiree eligible.

(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal year 2011 vest pro rata upon death or permanent disability and vest 100% upon a Change in Control.

(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the Executive Employment Continuity Agreement.

(4)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and actual fiscal year 2011 costs.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Ms. Smith is not retiree eligible based on her length of service with the Company.

NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation arrangements for directors are described below the following table. The following table and footnotes outline the compensation paid to our non-employee directors for fiscal year 2011, as well as the outstanding equity awards held by the non-employee directors as of August 31, 2011.

DIRECTOR COMPENSATION TABLE IN FISCAL YEAR 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Harold L. Adams	$151,500	$64,820	$—	$216,320
Rhys J. Best	$149,000	$64,820	$—	$213,820
Robert L. Guido	$164,000	$67,320	$—	$231,520
Richard B. Kelson	$143,000	$64,820	$—	$207,820
Anthony A. Massaro	$158,000	$64,820	$—	$222,820
Robert D. Neary	$133,500	$64,820	$—	$198,320
Dorothy G. Owen(1)	$25,500	$—	$—	$25,500
Sarah E. Raiss(2)	$89,000	$64,820	$—	$153,820
J. David Smith	$148,000	$64,820	$—	$212,820
Robert R. Womack	$135,000	$64,820	$—	$199,820

(1)	Ms. Owen did not stand for re-election as a director at our 2011 annual meeting, but was compensated on a pro-rated basis for her service as a director for the part of the fiscal year she served (from September 1, 2010 to January 17, 2011). Ms. Owen received total compensation of $25,500, which included the prorated annual retainer fee, meeting fees and committee fees.

(2)	Ms. Raiss joined the Board at the Annual Meeting of Stockholders in January 2011, thus she was compensated pro rata for her service during fiscal year 2011.

(3)	Includes the grant date fair value of equity awards granted in fiscal year 2011 and calculated in accordance with FASB ASC Topic 718. Assumptions used in determining these values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2011. Each of the non-employee directors other than Mr. Guido received 14,000 stock appreciation rights in fiscal year 2011 (an aggregate of 112,000 stock appreciation rights) and Mr. Guido received 4,000 restricted stock units. One-half of each equity award vests on January 17, 2012 and one-half vests on January 17, 2013, provided such director is still serving as a director or such director has not had an accelerated vesting event, such as retirement, death, permanent disability or a Change in Control. As of August 31, 2011, each outside director had outstanding the following number of shares of restricted stock units, stock appreciation rights and stock options:

Director	Shares of Restricted Stock	SARs/ Options (a)
Harold L. Adams	—	42,000
Rhys J. Best	—	28,000
Robert L. Guido	4,000	28,000
Richard B. Kelson	—	28,000
Anthony A. Massaro	—	42,000
Murray R. McClean	—	253,800
Robert D. Neary	—	42,000
Sarah E. Raiss	—	14,000
J. David Smith	—	43,670
Robert R. Womack	—	42,000

(a)	Other than an option held by Mr. Smith to purchase 1,670 shares of the Company’s common stock, the amounts reported in this column represent stock-settled stock appreciation rights.

(4)	Costs of less than $10,000 per director were incurred by us in connection with certain spouses attending activities related to the 2011 Annual Meeting of Stockholders. We incurred costs associated with minor commemorative items, meals, entertainment, sightseeing and similar activities for each director and accompanying guest, if present. We did not pay for travel expenses to or from the meeting location for such spouses.

None of our employees receive additional compensation for serving as a director. The annual retainer for all non-employee directors was raised to $100,000 in January 2011. This $100,000 compensates for ten meetings of the Board of Directors and Nominating and Corporate Governance Committee in any combination. Chairmen of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee each receive an additional retainer payment of $10,000 per fiscal year. Each member of the TSC Sub-Committee, a sub-committee of the Nominating and Corporate Governance Committee, received a $3,000 monthly retainer until the sub-committee was dissolved in April 2011. The Lead Director received a retainer of $20,000. As of January 2011, each non-employee director is paid a meeting fee of $2,000 per meeting attended. We also reimburse directors for expenses in connection with their attendance at Board of Directors and committee meetings and, as authorized under our corporate governance guidelines, participation in continuing education programs specifically designed for directors of public companies in order that they stay current and knowledgeable about their roles.

The 1999 Non-Employee Director Stock Plan provides that each non-employee director shall receive on the date of each annual meeting of stockholders either (i) an option (including stock appreciation rights) to acquire 14,000 shares or (ii) 4,000 shares of restricted stock or 4,000 restricted stock units. Directors who are elected to fill vacancies between annual meetings receive a grant for a pro rata amount of equity awards based on their period of service before the next annual meeting. All non-employee director equity awards vest in two equal annual installments beginning one year from the date of the award. In addition, each non-employee director may make an irrevocable election, prior to January 1 of each year, to accept additional restricted stock units in lieu of all or part of the cash fees to be paid for that fiscal year. None of our directors elected to receive equity in lieu of their cash fees in fiscal year 2011. The number of shares subject to restricted stock units as a result of this election shall be the number of shares of Company common stock whose fair market value is equal to the dollar amount of fees subject to the election.

The exercise price for all options and stock appreciation rights granted to non-employee directors shall be the fair market value on the day of grant. All non-employee director options and stock appreciation rights terminate on the earliest of: (i) the seventh anniversary of the date of grant; or (ii) thirty days following any termination of service, other than for termination of service due to death, total and permanent disability, or retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board during fiscal year 2011 were Messrs. Smith (Chairman), Best, Guido, Kelson, Massaro and Womack. None of the members of the Compensation Committee was at any time during fiscal year 2011, or at any other time, an officer or employee of Commercial Metals Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of our Compensation Committee or as a member of our Board. There were no relationships requiring disclosure under Item 404 of Regulation S-K or Item 407(e)(4) of Regulation S-K that involved any member of the Compensation Committee during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Mr. Robert McClean, the son of our Chairman of the Board, and former President and CEO Murray McClean, is employed by us as Sales Manager of CMC Rebar Florida. In this capacity, he was paid cash compensation, including base salary and annual bonus, of $136,678 for his services during fiscal year 2011. He received total taxable compensation of $152,546, including life insurance premiums, car allowance and tax value of restricted stock that vested in fiscal year 2011.

Since 1978, we have had a Code of Conduct that applies to all directors, officers, and employees (collectively, “employees”). The Code of Conduct, as amended and effective as of January 1, 2010, can be found in the Corporate Governance section of our website at www.cmc.com. The Code of Conduct prohibits an employee from engaging in transactions in which he or she may have a conflict of interest without first disclosing the potential conflict of interest to his or her supervisor and seeking prior approval. Additionally, we have adopted a written policy regarding review and approval of related party transactions by the Audit Committee (the “Related Person Transactions Policy”).

The Company’s Related Person Transactions Policy defines a “Related Person Transaction” as any transaction involving an amount in excess of $120,000 in which the Company is a participant and in which a Related Person has or will have a direct or indirect material interest, including, without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The Related Person Transactions Policy also contains categories of certain transactions that the Board has identified as not constituting Related Person Transactions because such transactions are not deemed to create a direct or indirect material interest for the Related Person.

A “Related Person” is (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company or (iii) an immediate family member of any of the persons identified in clauses (i) or (ii). Immediate family members include a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any individual (other than a tenant or employee) sharing the household of such person.

Under the Related Person Transactions Policy, each Related Person Transaction must be approved or ratified in accordance with the guidelines set forth in the policy (i) by the Audit Committee of the Board of Directors or (ii) if the Audit Committee of the Board of Directors determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof. In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board of Directors, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction.

No director participates in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director will provide all material information concerning the Related Person Transaction to the Audit Committee or disinterested directors reviewing such transaction.

Other than as disclosed above with respect to the employment of Mr. Robert McClean, there were no transactions considered to be a Related Person Transaction during the Company’s 2011 fiscal year.

AUDIT COMMITTEE REPORT

Our Board annually selects the members of the Audit Committee. Four non-employee directors, Messrs. Guido, Adams, Massaro and Womack are presently members of the Audit Committee. Mr. Guido is Chairman of the Audit Committee. Our Board has determined that each member of the Audit Committee is qualified to serve. Each member of the Audit Committee satisfies all applicable financial literacy requirements and each member is independent as required by the Sarbanes-Oxley Act and as “independence” is defined by the listing standards of the NYSE. Our Board has determined that Mr. Guido meets the definition of “audit committee financial expert” as defined by the SEC. During the fiscal year ended August 31, 2011, the Audit Committee met eight times.

The Audit Committee’s responsibilities are outlined in a charter approved by the Board, which can be found on our website at www.cmc.com under the Corporate Governance section. The Audit Committee assists the Board in the oversight of our financial reporting process. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The Audit Committee, among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent registered public accounting firm, recommends to our Board whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements with management and the independent registered public accounting firm, reviews with our internal audit staff and independent registered public accounting firm our controls and procedures and is responsible for approving all audit and engagement fees of the independent registered public accounting firm. The Audit Committee meets regularly and separately from management with the internal audit staff, the independent registered public accounting firm and the General Counsel.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2011 with management and with the independent registered public accounting firm. Those discussions included the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm its independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the Audit Committee’s discussions and review with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements for the fiscal year ended August 31, 2011 be included in our Annual Report on Form 10-K as filed on October 31, 2011 with the SEC.

Robert L. Guido, Chairman

Harold L. Adams

Anthony A. Massaro

Robert R. Womack

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2012, subject to stockholder ratification. Fees billed by Deloitte & Touche LLP to us for services during the fiscal years ended August 31, 2011 and August 31, 2010 were:

Type of Fees	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$4,432,255	$3,692,000
Audit-Related Fees	$4,250	$105,250
Tax Fees	$0	$0
All Other Fees	$2,345	$2,345
Deloitte & Touche LLP Total Fees	$4,438,850	$3,799,595

“Audit Fees” are fees billed by Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Forms 10-Q, or for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements. “All Other Fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories. For fiscal year 2011, “All Other Fees” consisted of fees billed for use of the Deloitte Technical Library, an online research tool, and for fiscal year 2010, “All Other Fees” consisted of fees billed for use of the Deloitte accounting research tool DART.

The Audit Committee has adopted the following practices regarding the engagement of our independent registered public accounting firm to perform services for us:

For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm shall provide the Audit Committee with an engagement letter outlining the scope and fee budget proposal for the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter and budget for audit services will be formally accepted by the Audit Committee.

For non-audit services, Company management periodically submits to the Audit Committee for pre-approval a list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Audit Committee will review and approve, as it considers appropriate, both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process. All of the services described above were approved by the Audit Committee pursuant to these pre-approval processes.

To ensure prompt handling of unexpected matters, the Audit Committee may periodically delegate to the Chairman of the Audit Committee the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman of the Audit Committee will report any action taken in this regard to the Audit Committee at the next Audit Committee meeting.

The Audit Committee has specifically charged the independent registered public accounting firm with the responsibility of ensuring that all audit and non-audit services provided to us have been pre-approved by the Audit Committee. The CFO and independent registered public accounting firm are responsible for tracking all of the independent registered public accounting firm’s fees against the pre-approved budget for such services and periodically reporting that status to the Audit Committee.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending August 31, 2012. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change should be made.

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the Annual Meeting and entitled to vote is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2012.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently enacted Section 14A of the Exchange Act, we are providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The objectives of the Company’s executive compensation program are to:

•	facilitate the attraction and retention of top-caliber talent;

•	align the short and long-term interests of our executives with those of stockholders; and

•	offer moderate base salaries and competitive employee benefits coupled with significant short and long-term “variable” incentives dependent upon achieving the financial performance goals.

Within the objectives listed above, the Compensation Committee generally believes that best practices call for the performance metrics by which “variable” compensation is determined to be:

•	largely formulaic;

•	designed to compensate based upon a combination of individual, business unit and Company performance goals; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this proxy statement.”

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the Annual Meeting and entitled to vote is required to adopt the proposal to approve the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION

We will provide stockholders with a say-on-pay vote as described in the previous proposal at least once every three years. Pursuant to recently enacted Section 14A of the Exchange Act, we are asking stockholders to vote, on an advisory, non-binding basis, for their preference as to whether the Company should hold future say-on-pay votes every one, two or three years. Stockholders also may, if they wish, abstain from voting on this proposal.

After careful consideration of this proposal, our Board has determined that it is appropriate and in the best interests of the Company to hold a say-on-pay vote every year to allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. An annual say-on-pay vote will allow us to obtain stockholder input on our executive compensation program on a more consistent basis, which aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices. In addition, holding say-on-pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: one year, two years, three years or stockholders may abstain from voting on the proposal.

Vote Required

This vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future say-on-pay votes. Nevertheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders.

The Board recommends a vote FOR holding a say-on-pay vote EVERY YEAR.

PROPOSAL 5

ICAHN GROUP PROPOSAL REGARDING NON-BINDING RESOLUTION

FOR REDEMPTION OF OUTSTANDING RIGHTS

The Icahn Group has notified us that it intends to present a non-binding stockholder proposal recommending that the Board redeem all rights under our Rights Agreement (as defined below) and terminate the Rights Agreement immediately thereafter. If the Icahn Group does not present this proposal at the Annual Meeting, the proposal will not be submitted to a vote. After thorough consideration, the Board recommends that you vote AGAINST this proposal, if submitted to a vote.

On July 30, 2011, the Board declared a dividend distribution to its stockholders of record at the close of business on August 11, 2011, of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of the Company, which Right will entitle the registered holder to purchase from the Company one one-thousandth (1/1,000) of a share of Series B Junior Participating Preferred Stock, par value $1.00, at a purchase price of $70.00 per one one-thousandth (1/1,000) of a share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, dated July 30, 2011, between the Company and Broadridge Corporate Issuers Solutions, Inc., as Rights Agent (the “Rights Agreement”), filed as an exhibit to our Registration Statement on Form 8-A filed with the SEC on August 1, 2011.

The Rights Agreement was adopted in response to the Icahn Group’s sudden and rapid ownership increase in the Company through the use of derivatives, which made it difficult for the Company to track such increase, and a call to the Company from one of Mr. Icahn’s representatives who indicated Mr. Icahn’s intention to continue accumulating the Company’s stock. The Rights Agreement is intended to protect stockholders against coercive, unfair or inadequate tender offers or other abusive takeover tactics and to preserve for such stockholders the long-term value of their investment in the Company. The Rights Agreement is intended to provide the Board with sufficient time to consider any and all alternatives to such an action and does not prevent the Board from considering or accepting an offer, if the Board believes such action is fair, advisable and in the best interests of its stockholders.

The Rights are not intended to prevent all takeovers of the Company and will not do so. Since, subject to the restrictions described above, the Company may redeem the Rights prior to the Distribution Date (as defined in the Rights Agreement), the Rights should not interfere with any merger or business combination approved by the Board.

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the Annual Meeting and entitled to vote is required to adopt Proposal 5. All valid proxies on the WHITE Proxy Card will be voted AGAINST Proposal 5 unless a contrary choice is indicated.

The Board recommends that you vote AGAINST Proposal 5.

PROPOSAL 6

ICAHN GROUP PROPOSAL REGARDING BYLAW AMENDMENT TO REQUIRE

STOCKHOLDER APPROVAL OF RIGHTS PLANS

The Icahn Group has notified us that it intends to present a stockholder proposal to adopt a resolution that would amend the Company’s second amended and restated bylaws to require stockholder approval in order to authorize, establish, adopt or amend any rights plan or similar plan. If the Icahn Group does not present this proposal at the Annual Meeting, the proposal will not be submitted to a vote. After thorough consideration, the Board recommends that you vote AGAINST this proposal, if submitted to a vote.

THE COMPANY HAS RECEIVED THE WRITTEN OPINION OF ITS DELAWARE LEGAL COUNSEL THAT THIS PROPOSAL IS INVALID AS A MATTER OF DELAWARE LAW. According to the opinion, the Icahn Group’s proposal, if adopted, would not be valid under the General Corporation Law of the State of Delaware (the “General Corporation Law”) because the bylaw would (i) violate Section 157 of the General Corporation Law which explicitly vests the power to adopt a rights plan with the board of directors, not the stockholders, (ii) violate Section 141(a) of the General Corporation Law which vests the power to manage the business and affairs of the corporation with the board of directors, not the stockholders, and (iii) improperly limit the board’s ability to make a business judgment on a fundamental matter of management policy. Based upon the opinion of Delaware legal counsel, the Board believes that such a limitation of the Board’s statutory authority and fiduciary responsibility may not be effected through a bylaw amendment under Delaware law, and accordingly, the Board believes it cannot give effect to this proposal even if approved by stockholders.

Apart from its belief in the legal invalidity of the proposal, the Board also believes that the proposed bylaw amendment is ill-advised and not in the best interests of the Company’s stockholders. The Company’s Rights Agreement was adopted in response to the Icahn Group’s sudden and rapid ownership increase in the Company through the use of derivatives, which made it difficult for the Company to track such increase, and the Icahn Group’s stated intention to continue accumulating the Company’s stock. Rights plans, and the Company’s Rights Agreement specifically, are designed to protect stockholders against coercive, unfair or inadequate tender offers or other abusive takeover tactics and to preserve for such stockholders the long-term value of their investment in the Company. Rights plans are not intended to deter acquisition proposals that are fair and otherwise in the Company’s best interests and the best interests of its stockholders.

The Board believes that the Rights Agreement encourages potential acquirors to negotiate directly with the Board. The Board’s ability to seek a higher price or a better alternative on behalf of all stockholders in a takeover contest is significantly greater than the ability of an individual stockholder to achieve such a result. Accordingly, the Board believes that it is in the best position to evaluate and negotiate any potential offer and to develop alternatives to maximize stockholder value. Without the protection of a rights plan, the Board could lose important bargaining power in negotiating a transaction with a potential acquiror or pursuing other potential alternatives.

It is important to remember that the Board’s use of a rights plan is subject to its fiduciary duties to stockholders and to potential review by the courts. The Delaware courts have made clear that a board’s decision to refuse to make a rights plan inapplicable to an acquisition proposal is subject to review under well established principles of Delaware law.

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the Annual Meeting and entitled to vote is required to adopt Proposal 6. All valid proxies on the WHITE Proxy Card will be voted AGAINST Proposal 6 unless a contrary choice is indicated.

The Board recommends that you vote AGAINST Proposal 6.

PROPOSAL 7

ICAHN GROUP PROPOSAL REGARDING BYLAW REPEAL AMENDMENTS

The Icahn Group has notified us that it intends to present a stockholder proposal to adopt a resolution that would repeal any provision of the Company’s second amended and restated bylaws in effect at the time of the Annual Meeting that was not included in the Company’s second amended and restated bylaws as publicly filed with the SEC prior to October 18, 2011 and is inconsistent with any of the Icahn Group’s proposals to be presented at the Annual Meeting. If the Icahn Group does not present this proposal at the Annual Meeting, the proposal will not be submitted to a vote. After thorough consideration, the Board recommends that you vote AGAINST this proposal, if submitted to a vote.

Under Delaware law and the Company’s certificate of incorporation, the Board is charged with the responsibility of managing the Company. In order to permit the Board to carry out its responsibilities and correspondingly fulfill its fiduciary duties to the Company and its stockholders, both the Company’s certificate of incorporation and the second amended and restated bylaws provide that the Board has the power to make, alter, amend or repeal the bylaws. The Icahn Group’s proposal seeks to repeal all amendments to the second amended and restated bylaws adopted by the Board after October 18, 2011 and prior to the effectiveness of the resolution without regard to the subject matter of any bylaw amendment in question, so long as it is inconsistent with any of the proposals of the Icahn Group.

We believe that such an automatic, blanket repeal of any bylaw amendment adopted by the Board could have the effect of repealing one or more properly adopted bylaw amendments that the Board determined to be in the best interests of the Company and its stockholders and adopted in furtherance of the Board’s fiduciary duties.

For this reason, while the Board has not amended the second amended and restated bylaws in any manner since its public filing and does not currently expect to adopt any amendments to such bylaws prior to the 2012 Annual Meeting, the Board believes the proposal represents the Icahn Group’s attempt to interfere with the Board’s ability to act in accordance with its fiduciary duties to stockholders and therefore should be rejected.

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the Annual Meeting and entitled to vote is required to adopt Proposal 7. All valid proxies on the WHITE Proxy Card will be voted AGAINST Proposal 7 unless a contrary choice is indicated.

The Board recommends that you vote AGAINST Proposal 7.

GENERAL

The annual report to stockholders for fiscal year 2011 has been mailed to stockholders with this proxy statement or previously. The annual report does not form any part of the material for the solicitation of proxies.

We will bear the cost of soliciting proxies on behalf of the Company. We have hired MacKenzie Partners, Inc. (“MacKenzie”) to assist us in soliciting proxies for a fee of $475,000 plus reasonable expenses. MacKenzie expects that approximately 55 of its employees will assist in soliciting proxies. In addition to MacKenzie, our directors, officers and employees may also solicit proxies by mail, telephone, facsimile, personal contact or through online methods. We will reimburse their expenses for doing this. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies. Our aggregate expenses, including those of MacKenzie, related to our solicitation of proxies in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our regular employees, are expected to be approximately $3,000,000, of which approximately $825,000 has been spent to date. Appendix A sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees of the Company or because they may be soliciting proxies on our behalf.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

It is currently contemplated that our 2013 annual meeting of stockholders will take place on or about February 1, 2013. Pursuant to regulations of the SEC, in order to be included in our proxy statement for the 2013 annual meeting, stockholder proposals must be received at our principal executive offices, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, no later than August 8, 2012 and must comply with additional requirements established by the SEC. A stockholder proposal submitted outside of the processes established in Rule 14a-8 promulgated by the SEC will be considered untimely before October 6, 2012 and untimely after November 5, 2012.

OTHER BUSINESS

Management knows of no other matter that will come before the Annual Meeting. However, if other matters do come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

ANN J. BRUDER

Corporate Secretary

December 6, 2011

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2012 Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of our directors and nominees who are considered “participants” in our solicitation are set forth under the section entitled “PROPOSAL 1 – ELECTION OF DIRECTORS” of the proxy statement. The name and business addresses, and address of the organization of employment, of our directors and nominees are as follows:

Name	Business Address	Address of Organization of Principal Occupation or Employment
Joseph Alvarado	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039
Harold L. Adams	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Retired
Rhys J. Best	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	SEREN Holdings LTD 16475 Dallas Parkway, Suite 680 Addison, Texas 75201
Robert L. Guido	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Retired
Richard B. Kelson	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	ServCo, LLC 645 Fifth Avenue, Suite 403 New York, New York 10028
Anthony A. Massaro	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Retired
Murray R. McClean(1)	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039
Rick J. Mills(2)	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	RJM Enterprises 2400 Crestmoor Road Nashville, Tennessee 37215
Robert D. Neary(3)	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Retired
Sarah E. Raiss	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Retired
J. David Smith	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Retired
Robert R. Womack	c/o Commercial Metals Company 6565 North MacArthur Boulevard, Suite 800 Irving, Texas 75039	Retired

(1)	Murray R. McClean is retiring from the Board of Directors effective as of December 31, 2011.

(2)	Rick J. Mills is joining the Board of Directors effective as of January 1, 2012 to fill the vacancy created by Mr. McClean’s retirement.

(3)	As previously disclosed, Robert D. Neary is retiring from the Board of Directors effective as of the 2012 Annual Meeting of Stockholders.

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is Commercial Metals Company, 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039.

Name	Occupation
Joseph Alvarado	President and CEO
Barbara Smith	Senior Vice President and Chief Financial Officer
Ann Bruder	Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary
Paul Kirkpatrick	Assistant General Counsel and Assistant Corporate Secretary

Information Regarding Ownership of Commercial Metals Company Securities by Participants

The number of shares of our common stock held by our directors and named executive officers as of November 18, 2011 is set forth under the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” section of the proxy statement. The following table sets forth the number of shares held as of November 18, 2011 by our other employees who are deemed “participants” in our solicitation of proxies. No participant owns any securities of the Company of record that such participant does not own beneficially.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Ann Bruder	21,464
Paul Kirkpatrick	1,004

Information Regarding Transactions in Commercial Metals Company Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold (November 1, 2009 – November 18, 2011)
Name	Date	# of Shares	Transaction Description
Harold L. Adams	1-28-2010	14,000	Acquisition-Award of stock appreciations rights
	1-17-2011	14,000	Acquisition-Award of stock appreciations rights
	1-19-2011	6,000	Acquisition-Stock option exercise
	1-19-2011	2,800	Disposition-Open market sale
Rhys J. Best	1-28-2010	14,000	Acquisition-Award of stock appreciation rights
	6-30-2010	800	Acquisition-Open market purchase
	6-30-2010	1,300	Acquisition-Open market purchase
	6-30-2010	2,900	Acquisition-Open market purchase
	1-17-2011	14,000	Acquisition-Award of stock appreciation rights
Robert L. Guido	1-28-2010	14,000	Acquisition-Award of stock appreciation rights
	1-17-2011	4,000	Acquisition-Award of restricted stock

Richard B. Kelson	1-28-2010	14,000	Acquisition-Award of stock appreciation rights
	2-04-2010	1,000	Acquisition-Open market purchase
	1-17-2011	14,000	Acquisition-Award of stock appreciation rights
Anthony A. Massaro	1-28-2010	14,000	Acquisition-Award of stock appreciation rights
	4-22-2010	14,996	Acquisition-Stock option exercise
	4-22-2010	12,000	Acquisition-Stock option exercise
	4-22-2010	6,032	Disposition-Open market sale
	4-22-2010	17,864	Disposition-Open market sale
	4-22-2010	200	Disposition-Open market sale
	4-22-2010	400	Disposition-Open market sale
	4-22-2010	200	Disposition-Open market sale
	4-22-2010	300	Disposition-Open market sale
	4-22-2010	1,000	Disposition-Open market sale
	4-22-2010	1,000	Disposition-Open market sale
	1-17-2011	14,000	Acquisition-Award of stock appreciation rights
	2-09-2011	7,410	Acquisition-Stock option exercise
	2-09-2011	6,100	Disposition-Open market sale
	2-09-2011	1,310	Disposition-Open market sale
Murray R. McClean	5-07-2010	900	Acquisition-Open market purchase
	5-07-2010	200	Acquisition-Open market purchase
	5-07-2010	900	Acquisition-Open market purchase
	6-03-2010	75,000	Acquisition-Award of restricted stock units
	6-03-2010	55,000	Acquisition-Award of performance shares
	12-27-2010	2,800	Disposition-Gift of common stock
	1-18-2011	42,580	Acquisition-Award of restricted stock units
	1-18-2011	63,870	Acquisition-Award of performance shares
	2-11-2011	60,000	Acquisition-Stock option exercise
	2-11-2011	300	Disposition-Open market sale
	2-11-2011	100	Disposition-Open market sale
	2-11-2011	14,800	Disposition-Open market sale
	2-11-2011	15,000	Disposition-Open market sale
	2-11-2011	7,190	Disposition-Open market sale
Robert D. Neary	1-28-2010	14,000	Acquisition-Award of stock appreciation rights
	1-17-2011	14,000	Acquisition-Award of stock appreciation rights
Sarah E. Raiss	1-17-2011	14,000	Acquisition-Award of stock appreciation rights
	11-14-2011	9,300	Acquisition-Open market purchase
J. David Smith	1-28-2010	14,000	Acquisition-Award of stock appreciation rights
	10-18-2010	12,000	Acquisition-Stock option exercise
	1-17-2011	14,000	Acquisition-Award of stock appreciation rights
Robert R. Womack	11-20-2009	6,000	Acquisition-Stock option exercise
	1-28-2010	14,000	Acquisition-Award of stock appreciation rights
	5-4-2010	12,000	Acquisition-Stock option exercise
	8-25-2010	14,000	Transfer of common stock to a trust
	1-17-2011	14,000	Acquisition-Award of stock appreciation rights

Joseph Alvarado	6-03-2010	35,000	Acquisition-Award of performance shares
	6-03-2010	35,000	Acquisition-Award of restricted stock units
	1-18-2011	30,000	Acquisition-Award of restricted stock units
	1-18-2011	40,000	Acquisition-Award of performance shares
	11-3-2011	5,000	Acquisition-Open market purchase
Ann J. Bruder	1-20-2010	400	Acquisition-Common stock purchase under General Employee Stock Purchase Plan
	6-03-2010	25,000	Acquisition-Award of performance shares
	6-03-2010	33,000	Acquisition-Award of restricted stock units
	1-18-2011	13,338	Acquisition-Award of performance shares
	1-18-2011	8,892	Acquisition-Award of restricted stock units
	1-20-2011	400	Acquisition-Common stock purchase under 2010 Employee Stock Purchase Plan
	11-2-2011	1,500	Acquisition-Open market purchase
	11-4-2011	1,000	Acquisition-Open market purchase
Barbara R. Smith	6-01-2011	20,000	Acquisition-Award of restricted stock units
Paul Kirkpatrick	6-03-2010	1,750	Acquisition-Award of restricted stock units
	1-18-2011	1,800	Acquisition-Award of restricted stock units

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or the proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting. In addition, except as set forth below, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in this Appendix A or the proxy statement, none of the participants listed above or any of their associates have (i) other than the employment and change in control agreements described in the “COMPENSATION DISCUSSION AND ANALYSIS—Termination of Employment Contracts and Change in Control Agreements” section of the proxy statement, any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

DIRECTIONS TO COMMERCIAL METALS COMPANY

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 3, 2012, 9:00 A.M.

FELDMAN HALL AT THE COMPANY’S HEADQUARTERS

6565 NORTH MACARTHUR BOULEVARD, 9TH FLOOR

IRVING, TEXAS 75039

Directions from Grapevine/DFW Airport

Take the North exit out of the airport to Hwy. 114 East towards Dallas. Take the George Bush Exit (TX-161) and turn left onto the service road of the George Bush (TX-161). Once on the service road, continue on the service road to MacArthur Blvd. Turn right on MacArthur Blvd. and continue past Patton Dr. to 6565 N. MacArthur Blvd. The 6565 MacArthur Building is located on the RIGHT side of N. MacArthur Blvd.

OR

Take the North exit out of the airport to Hwy. 114 East towards Dallas. Take the MacArthur Blvd. Exit and turn left onto MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

Directions from Love Field

Take the exit out of Love Field and turn RIGHT onto Mockingbird Lane. Stay on Mockingbird to 183W towards Fort Worth. Take TX-114 West towards Grapevine/DFW Airport North Entry. Take the exit toward Walnut Hill Lane/MacArthur Blvd. Stay straight past the Walnut Hill Lane exit to the N. MacArthur Blvd. exit. Take the N. MacArthur Blvd. ramp and turn RIGHT onto N. MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

Directions from Downtown Dallas

Take 135E/Stemmons Freeway to TX-114 West towards Grapevine/DFW Airport North Entry. Take the exit toward Walnut Hill Lane/MacArthur Blvd. Stay straight past the Walnut Hill Lane exit to the N. MacArthur Blvd. exit. Take the N. MacArthur Blvd. ramp and turn RIGHT onto N. MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

VOTE BY INTERNET WWW.CESVOTE.COM Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on [Day of Week], [ ], 2012. Have your WHITE Proxy Card available when you access the web site www.cesvote.com and follow the simple instructions to record your vote. VOTE BY TELEPHONE 1-888-693-8683 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on [Day of Week], [ ], 2012. Have your WHITE Proxy Card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote. VOTE BY MAIL Mark, sign and date your WHITE Proxy Card and return it using the postage-paid envelope provided or return your proxy card to: Commercial Metals Company, c/o Corporate Election Services, PO Box 3230, Pittsburgh, PA 15230 to ensure your vote is received prior to the Annual Meeting. Vote by Internet Access the Website and submit your proxy: www.cesvote.com Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683 Vote by Mail Sign and return your proxy in the postage-paid envelope provided. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.ViewOurMaterial.com/CMC COMMERCIAL METALS COMPANY PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – , 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder(s) of Commercial Metals Company hereby appoint(s) Joseph Alvarado, Barbara R. Smith and Ann J. Bruder, or any of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2012 annual meeting of stockholders of Commercial Metals Company to be held on , , 2012 at .m., Central Standard Time, at, and any adjournment or postponement of the Annual Meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the Annual Meeting. All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified on the reverse side on the proposals set forth in the Proxy Statement. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Stockholder Sign Here Date Stockholder (Joint Owner) Sign Here Date Title NOTE: Please sign as name appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. ? DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ? ? Commercial Metals Company c/o MacKenzie Partners 105 Madison Avenue New York, NY 10016

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees(s) on the line below. FOR AGAINST ABSTAIN r FOR AGAINST ABSTAIN 1YR 2 YRS 3YRS ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN COMMERCIAL METALS COMPANY PROXY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES ON PROPOSAL 1, FOR PROPOSALS 2 AND 3, FOR ONE YEAR ON PROPOSAL 4 AND AGAINST PROPOSALS 5, 6 AND 7. THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES ON PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND FOR “ONE YEAR” ON PROPOSAL 4. 1. ELECTON OF DIRECTORS For All Withhold All For All Except Nominees 1. Harold L. Adams 2. Joseph Alvarado 3. Anthony A. Massaro 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year. 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION Vote to approve, on an advisory basis, the compensation of the Company’s name executive officers. 4. FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATIONS Advisory vote on the frequency of future advisory votes on executive compensation. THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSALS 5, 6 AND 7. 5. ICAHN GROUP PROPOSAL Icahn Group proposal regarding non-binding resolution for redemption of outstanding rights. 6. ICAHN GROUP PROPOSAL Icahn Group proposal regarding bylaw amendment to require stockholder approval of rights plans. 7. ICAHN GROUP PROPOSAL Icahn Group proposal regarding bylaw repeal amendments. Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)